     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1998


                                                      REGISTRATION NO. 333-43457

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CUIDAO HOLDING CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

              FLORIDA                             5182                            65-0639616
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER IDENTIFICATION NO.)
 OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)

                             3201 WEST GRIFFIN ROAD
                                   SUITE 204
                       FT. LAUDERDALE, FLORIDA 33312-6900
                                 (954) 964-1060
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             MR. C. MICHAEL FISHER
                             3201 WEST GRIFFIN ROAD
                                   SUITE 204
                       FT. LAUDERDALE, FLORIDA 33312-6900
                                 (954) 964-1060
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                              JOHN W. MARTIN, ESQ.
                      5777 WEST CENTURY BLVD., SUITE 1540
                         LOS ANGELES, CALIFORNIA 90045
                                 (310) 342-6800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                              AMOUNT         PROPOSED MAXIMUM      PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                TO BE         OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED         REGISTERED(1)          UNIT(1)               PRICE(1)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Units Consisting of One share of
Common Stock and One Common
Stock Purchase Warrant.................      260,000              $5.75               $1,495,000              $516
--------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Warrants.......      260,000              $5.75               $1,495,000              $516
--------------------------------------------------------------------------------------------------------------------------
     TOTALS....................................................................       $2,990,000             $1,032
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C promulgated under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              CUIDAO HOLDING CORP.

                             CROSS REFERENCE SHEET

                ITEM NUMBER AND CAPTION                        PROSPECTUS HEADING
                -----------------------                        ------------------
 1.    Front of Registration Statement and
       Outside Front Cover of Prospectus........    Forepart of Registration Statement and
                                                    Prospectus Cover Page
 2.    Inside Front and Outside Back Cover Pages
       of Prospectus............................    Inside Front and Outside Back Cover Pages
                                                    of Prospectus
 3.    Summary Information and Risk Factors.....    Prospectus Summary and Risk Factors
 4.    Use of Proceeds..........................    Use of Proceeds
 5.    Determination of Offering Price..........    Risk Factors and Plan of Distribution
 6.    Dilution.................................    Dilution
 7.    Selling Security Holders.................    Not Applicable
 8.    Plan of Distribution.....................    Plan of Distribution
 9.    Legal Proceedings........................    Not Applicable
10.    Directors, Executive Officers, Promoters
       and Control Persons......................    Management and Principal Stockholders
11.    Security Ownership of Certain Beneficial
       Owners and Management....................    Management and Principal Stockholders
12.    Description of Securities
       to be Registered.........................    Description of Securities
13.    Interest of Named Experts and Counsel....    Legal Matters
14.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................    Not Applicable
15.    Organization Within Last Five Years......    Certain Relationships and Related
                                                    Transactions
16.    Description of Business..................    Business
17.    Management's Discussion and Analysis or
       Plan of Operation........................    Plan of Operation
18.    Description of Property..................    Business
19.    Certain Relationships and Related
       Transactions.............................    Certain Relationships and Related
                                                    Transactions
20.    Market for Common Equity and Related
       Stockholder Matters......................    Not Applicable
21.    Executive Compensation...................    Management
22.    Financial Statements.....................    Financial Statements
23.    Changes In and Disagreements With
       Accountants on Accounting and Financial
       Disclosure...............................    Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION

DATED MARCH 4, 1998


                   UP TO 260,000 UNITS CONSISTING OF 260,000
                      SHARES OF COMMON STOCK AND WARRANTS
                   TO PURCHASE 260,000 SHARES OF COMMON STOCK

                           CUIDAO HOLDING CORP. LOGO

                              CUIDAO HOLDING CORP.
                            ------------------------

     Each unit ("Unit") offered hereby consists of one share of Common Stock of Cuidao Holding Corp. (the "Common Stock") and one Common Stock Purchase Warrant (the "Warrant"). After completion of this offering, the shares of Common Stock (the "Shares") and the Warrants comprising the Units shall be immediately separately transferable. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $8.00, subject to adjustment, at any time until the third anniversary of the date of this Prospectus. The Warrants may be redeemed by the Company at $.05 per Warrant, at any time prior to their expiration on not less than 30 days' written notice, if the closing bid price of the Common Stock equals or exceeds $10.00 per share for 30 consecutive trading days ending within 10 days of the notice of redemption. See "Description of Securities."


     The minimum offering by the Company will be 95,000 Units ($546,250) and the maximum offering will be 260,000 Units ($1,495,000). The Units are offered on a "best efforts, all or none" basis with respect to the minimum number of Units offered hereby, and on a "best efforts" basis with respect to sales of Units thereafter up to the maximum number of Units being offered. Pending the payment for not less than 95,000 Units, all proceeds of this offering will be deposited in an interest bearing escrow account at Imperial Trust Company, Los Angeles, California (the "Escrow Agent").



     Officers, directors and principal stockholders of the Company will not be permitted to purchase Units in this offering for the purpose of assisting the Company in meeting its obligation to sell the minimum number of Units offered hereby. See "Plan of Distribution."


     There has been no public market for any securities of the Company prior to this offering, and there can be no assurance that a public market will develop by reason of this offering. If such a market should develop, there is no assurance that it will be sustained, or that it will develop into a market greater than a limited market. See "Risk Factors."

     The initial public offering price for the Units has been determined solely by the Company, and does not necessarily bear any direct relationship to the Company's assets, operations, book or other established criteria of value. See "Risk Factors" and "Dilution."

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE OFFERING PRICE. SEE "RISK FACTORS" AND "DILUTION."
   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================
                                           PRICE TO           UNDERWRITING DISCOUNTS         PROCEEDS TO
                                          PUBLIC(1)             AND COMMISSIONS(2)            COMPANY(3)
---------------------------------------------------------------------------------------------------------------
Per Share........................           $5.75                     $.575                     $5.175
---------------------------------------------------------------------------------------------------------------
Total Minimum....................          $546,250                  $54,625                   $491,625
---------------------------------------------------------------------------------------------------------------
Total Maximum....................         $1,495,000                 $149,500                 $1,345,500
===============================================================================================================

                                                          Footnotes on Next Page


     The offering of the Units hereunder will terminate not later than
            , 1998 (the "Termination Date"), provided that, in the sole discretion of the Company, the offering period may be extended for an additional period not to exceed 90 days. The Company has entered into an escrow agreement with Imperial Trust Company to hold any proceeds from this offering in an interest bearing escrow account subject to certain terms and conditions. If subscriptions for all of the Units offered hereby have not been received and accepted by the Company by the Termination Date, no Units will be sold, and all funds held in escrow will be returned promptly to investors along with any interest accrued thereon. See "Plan of Distribution."


                         WEST AMERICA SECURITIES CORP.

                THE DATE OF THIS PROSPECTUS IS             , 1998

Footnotes to Cover Page


(1) Units are being offered for sale at $5.75 per Unit. Payment in full for the Units is due upon subscription. Unit purchase funds will initially be held in an interest bearing escrow account at Imperial Trust Company. This offering will terminate on or before a date 90 days from the date of this Prospectus unless the maximum amount of Units offered hereby is sold prior to such date, or unless this offering is otherwise extended in the discretion of the Company for a period not to exceed 90 days. When subscriptions for the minimum amount of Units offered hereby have been received and accepted by the Company, such funds will be released from escrow to the Company, and investors whose subscriptions for Units have been accepted by the Company will be issued Common Stock and Warrant certificates evidencing the number of Units acquired, and the initial escrow will close. See "Unit Purchase Information" and "Plan of Distribution."


(2) Does not include additional compensation to the Placement Agent in the form of (i) a nonaccountable expense allowance of $13,656 if the minimum number of Units offered hereby are sold, and $37,375 if the maximum number of Units offered hereby are sold, which amounts to 2.5% of the total proceeds to be realized from the sale of the Units and (ii) an option (the "Placement Agent Unit Purchase Option") to purchase up to 26,000 Units (the "Option Units") at a price of $7.00 per Option Unit. In addition, the Company has agreed to indemnify the Placement Agent against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."


(3) Proceeds to the Company are calculated before the deduction of expenses in connection with this offering and payable by the Company, which are estimated to be $78,118 if the minimum number of Units offered hereby are sold, and $101,837 if the maximum number of Units offered hereby are sold, and include filing, legal, accounting, printing and other miscellaneous fees, and the nonaccountable expenses payable to the Placement Agent referred to in footnote 2 above.

     The Company is not currently a reporting company under the Securities Exchange Act of 1934, as amended. Upon completion of the offering of the Units, the Company intends to deliver annual reports to the holders of its securities. The annual reports will contain financial information that has been examined and reported upon by an independent certified public accountant.

     Red Dragon is an applied for trademark of the Company. This Prospectus also includes product names other than the names of the Company's products, and also includes the names of companies other than the Company.

                           UNIT PURCHASE INFORMATION


     Subscribers purchasing Units should make checks payable to "Imperial Trust Company as Escrow Agent for Cuidao Holding Corp." Subscribers must complete a Subscription Agreement in the form attached as Appendix A to this Prospectus. For convenience, an actual Subscription Agreement has been included with this Prospectus. Additional copies of the Subscription Agreement may be obtained by writing or calling or faxing the Placement Agent at its executive office; 4510
E. Thousand Oaks Boulevard, Suite 100, Westlake Village, California 91362, telephone (800) 935-9378 and facsimile (805) 777-1744. All checks and Subscription Agreements should be forwarded to the Placement Agent at its Westlake Village, California office.

                               PROSPECTUS SUMMARY


     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following information is selective and qualified in its entirety by the detailed information (including financial information and notes thereto) appearing elsewhere in this Prospectus. This summary of certain provisions of the Prospectus is intended only for convenient reference and does not purport to be complete. The entire Prospectus should be read and carefully considered by prospective investors before making a decision to purchase Units. Except as set forth in the Company's financial statements or as otherwise indicated herein, all information in this Prospectus (i) reflects the voluntary surrender by certain principal stockholders of the Company, and the cancellation thereof by the Company, of 5,554,000 shares of the Company's Common Stock on March 31, 1997, (ii) reflects the 1-for-2.5 reverse stock split of the Company's Common Stock effected on July 28, 1997, (iii) reflects the conversion of all of the Company's outstanding shares of Preferred Stock into shares of Common Stock which will occur automatically upon the closing of this offering and (iv) assumes no exercise of the Warrants or the Placement Agent's Unit Purchase Option.


                                  THE COMPANY

     Cuidao Holding Corp., a Florida corporation, was incorporated on February 12, 1996. The Company is authorized to issue two classes of capital stock, which are Common Stock and Preferred Stock. The total authorized Common Stock of the Company is 100,000,000 shares, $.0001 par value. The total authorized Preferred Stock of the Company is 10,000,000 shares, $.0001 par value. The Company's principal executive offices are located at 3201 West Griffin Road, Suite 204, Ft. Lauderdale, Florida 33312-6900; and its telephone number is (954) 964-1060.

     The Company is a development stage corporation which imports, develops, manages and distributes a portfolio of international and regional brands of beer, wine and spirits. The Company was formed to participate in specific niche segments of the approximate $100 billion United States alcoholic beverage market by acting as a supplier of a variety of beers, wines and spirits.


     The Company's current portfolio of beers consist of the following line of beers produced in the People's Republic of China by Tsingtao Brewery No. 3, a brewery owned and operated by Tsingtao Brewery Co., Ltd. ("Tsingtao"): Red Dragon Draft, Red Dragon Light and Red Dragon Amber. The Company's present portfolio of wines consist of the following French originated brands: Les Vignerons De Buzet Wines, Armadis Wines, Les Chais Du Prevot Wines, La Grappe De Gurson Wines, and Godet Freres Champagnes. The Company's portfolio of spirits consist of the following French originated brands: La Belle Sandrine and Armagnac Marquis De Puysegur. See "Business."



     Through its Red Dragon beer brands, the Company intends to expand the United States market for Chinese beer imports. The Company believes that the United States market for Chinese beer imports is approximately $30,000,000 annually, although no assurance to this effect can be given. Currently, the only significant brand of Chinese beer being marketed and sold in the United States is a regular beer produced by Tsingtao, and sold under the brand name of "Tsingtao Beer". The Company's initial strategy for expanding the United States market for Chinese beer imports will relate to diversifying Tsingtao's beer product from a singular brand to a wider variety of beer products which will consist of light, draft and amber beer types, and which will be sold under the brand name of "Red Dragon".


     With its wine brands, the Company intends to exploit the United States domestic wine market. According to Beverage World Magazine, in 1995 Americans consumed approximately 470.8 million gallons of wine. The Company believes that wine imports consists of approximately 72.5 million gallons and account for approximately 16% of total United States wine consumption. The Company further believes that its portfolio of wines will provide the United States consumer with a "French quality" wine at a retail price of between $5.00 to $8.00 per 750 ml (milliliter) bottle. At such retail prices, the Company expects that its wines will have particular appeal to the mass merchandise market.

     Through its La Belle Sandrine spirit, the Company intends to compete in the growing market for prepared cocktail beverages. La Belle Sandrine is an all natural, citrus based, prepared cocktail. The prepared cocktail market is a niche market which currently has approximately 30 different brand participants (such as Jose Cuervo Margaritas and Khalua Combos). Because of the composition of its La Belle Sandrine product, the Company believes that La Belle Sandrine will compete primarily with a prepared cocktail which sells under the brand name of "Alize". Statistical information available to the Company indicates that Alize has increased its United States sales from 20,000 cases in 1991 to 430,000 cases in 1996, resulting in total 1996 sales for the product of approximately $37,000,000.

     The Company's strategy is to become a leading importer, developer and manager of a portfolio of beer, wine and spirit brands which serve specific niche alcoholic beverage markets. Key elements of the Company's strategy include:

     - Making selective product acquisitions in the alcoholic beverage industry to expand its product portfolio.

     - Improving market position and capitalizing on growth trends within the industry.

     - Improving operating efficiencies through reduced product and organizational costs.

     - Capitalizing and improving on strong alliance and wholesaler relationships.

     - Developing brand identification for its portfolio of products.

     - Expanding distribution into new markets and increasing penetration of existing markets primarily through product line extensions, promotional activities and through the acquisition of producers and other importers and distributors of alcoholic beverage products.

                                  RISK FACTORS

     An investment in the Units offered hereby involves a high degree of risk. The Company is a development stage company which has not had substantial business operations to date. There can be no assurance that the Company will have substantial product sales or revenues or that it will be able to sell its products at a profit. Other risk factors include the seasonality of the Company's products, the Company's reliance on third-party producers and the Company's reliance on independent distributors and wholesalers for product sales. See "Risk Factors."

                                  THE OFFERING

Securities Offered by the
  Company..................  260,000 Units at a public offering price of $5.75 per Unit. Each Unit consists of one share of Common Stock and One Warrant. Each Warrant entitles the holder thereof to purchase one additional share of Common Stock at an exercise price of $8.00, subject to adjustment, at any time until the third anniversary of the date of this Prospectus.


Common Stock Outstanding
  before Offering..........  2,222,000 Shares(1).



Common Stock Outstanding
after Minimum offering.....  2,355,000 Shares(2).



Common Stock Outstanding
after Maximum Offering.....  2,520,000 Shares(2).


Use of Proceeds............  To purchase alcoholic beverage products, to advertise and market, to provide financing for undetermined future acquisitions and for working capital and general corporate purposes.
---------------

(1) Does not include 38,000 shares of Common Stock issuable upon the automatic conversion of 38,000 shares of the Company's Series A Preferred Stock into shares of the Company's Common Stock. Such Series A Preferred Stock will be automatically converted into shares of the Company's Common

    Stock upon the closing of the sale of the Units offered hereby. See "Description of Securities -- Preferred Stock."

(2) All references throughout this Prospectus to the number of Shares to be outstanding following this offering include the issuance of 38,000 Shares as a result of the automatic conversion of 38,000 shares of Series A Preferred Stock into 38,000 shares of the Company's Common Stock, but exclude (i) the possible issuance of up to 260,000 additional Shares that may be purchased upon exercise of the Warrants offered hereby, (ii) up to 26,000 additional Shares that may be purchased upon exercise of the Placement Agent Unit Purchase Option and (iii) 1,000,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans. See "Capitalization," "Stock Option Plans" and Notes to Financial Statements.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION


                                              FEBRUARY 12, 1996
                                                  (DATE OF          ELEVEN MONTHS         DEVELOPMENT
                                                INCEPTION) TO           ENDED             STAGE ENDED
                                              DECEMBER 31, 1996   NOVEMBER 30, 1997   NOVEMBER 30, 1997(1)
                                              -----------------   -----------------   --------------------
STATEMENT OF OPERATIONS DATA
Revenues....................................     $      192          $    7,600            $    7,600
Net income (loss)...........................        (44,009)            (99,778)             (143,787)
Net income (loss) loss per share............          (.005)              (.069)                (.092)
Shares used in calculation of net loss per
  Share(2)..................................      9,723,455           1,453,222             1,562,502



                                                                    NOVEMBER 30, 1997
                                                     -----------------------------------------------
                                                                     AS ADJUSTED       AS ADJUSTED
                                                       ACTUAL          MINIMUM           MAXIMUM
                                                     (UNAUDITED)    (UNAUDITED)(3)    (UNAUDITED)(4)
                                                     -----------    --------------    --------------
BALANCE SHEET DATA
Working capital (deficit)..........................    $54,081         $467,588         $1,297,744
Total assets.......................................     88,370          501,877          1,332,033
Total stockholders' equity (deficit)...............     87,739          501,246          1,331,402


---------------

(1) Cumulative totals for development stage operations of the Company from February 12, 1996 (date of inception) to October 31, 1997.

(2) See Note 2 of Notes to Financial Statements of the Company concerning net loss per share information, which Financial Statements are included elsewhere in this Prospectus.


(3) As adjusted amounts give effect to the sale of 95,000 Units by the Company in this offering, the minimum number of Units offered hereby, and the use of the net proceeds of $413,507 therefrom as if this offering had occurred at the balance sheet date. See "Use of Proceeds" and "Capitalization."



(4) As adjusted amounts give effect to the sale of 260,000 Units by the Company in this offering, the maximum number of Units offered hereby, and the use of the net proceeds of $1,243,663 therefrom as if this offering had occurred at the balance sheet date. See "Use of Proceeds" and "Capitalization."

                              INDUSTRY INFORMATION



     Unless otherwise indicated, the following industry information used in this Prospectus is derived from the following publications: statistical information regarding the prepared cocktail "Alize" was obtained from "Market Watch Magazine (May 1997)"; information relating to the overall United States market for alcoholic beverages was obtained from the "Miller Brewing Company Beer is Volume with Profit Report (1997 Edition)"; statistical information regarding the United States beer industry, the overall wine industry and the United States retail wine market was obtained from the "Adams-Jobson 1996 Handbook Advance"; and information regarding the United States spirits industry was obtained from the "Adams Wines & Spirits Industry Marketing Guide (1997)".

                                  RISK FACTORS

     An investment in the Units offered hereby involves a high degree of risk and is not an appropriate investment for persons who cannot afford the loss of their entire investment. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing any of the Units. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.


     Development Stage Company; No Revenues. The Company is a development stage company with no product sales and no operating revenues. The Company has incurred cumulative losses from its inception and as of December 31, 1996 and November 30, 1997, had an accumulated deficit of $(44,009) and $(143,787) respectively. The Company anticipates that losses will continue for the foreseeable future as the Company continues its development and initial product marketing activities. The likelihood of the success of the Company must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of new businesses and the competitive environment in which the Company will operate. There can be no assurance that future revenues from sales of the Company's products will occur or be significant, or that the Company will be able to sell its products at a profit. Future revenues and profits, if any, will depend on various factors, including, but not limited to, initial and continued market acceptance of the Company's products, and the successful implementation of its planned marketing strategies. Failure to achieve a satisfactory level of sales could impair the Company's ability to obtain required additional funds. See
"-- Capital Requirements" and "Plan of Operation."


     Uncertainty of Demand. Although the Company believes that a demand exists for its portfolio of alcoholic beverage products, the Company has not yet marketed its alcoholic beverage products to any significant extent. As such, the demand for the Company's products are not yet known. Although management of the Company has conducted what it believes is market research into the alcoholic beverage industry, absolutely no assurance can be given that sufficient demand for the Company's products exist such that the Company will be successful in its business endeavor. See "Plan of Operation."


     Substantial Competition; Better Financed Competitors. The Company encounters and is likely to continue encountering substantial competition from a number of competitors some of which possess greater resources than the Company. The principal competitive factors affecting the market for the Company's alcoholic beverage products include product quality and taste, packaging, brand recognition, price and distribution capabilities. There can be no assurance that the Company will be able to compete successfully against current and future competitors based on these and other factors. The Company competes with a variety of domestic and international suppliers of alcoholic beverage products, many of whom have substantially greater financial, distribution and marketing resources and have achieved a higher level of brand recognition than the Company. The Company anticipates increased competition in the specific niche areas of the alcoholic beverage industry that it intends to serve from major importers, distributors and suppliers of alcoholic beverages such as Brown-Forman Company, Barton Beers Ltd., Kobrand Corporation and Allied Domecq Spirits and Wines, each of whom has introduced and is marketing alcoholic beverages designed to serve specific niche areas of the alcoholic beverage industry. These large importers, distributors and suppliers dominate the overall importation and/or distribution of alcoholic beverages in the United States and the Company expects that certain of these companies, with their superior financial resources and established distribution networks, will seek further participation in niche areas of the alcoholic beverage industry through the increased acquisition of alcoholic beverage products to distribute, or the formation of distribution alliances with the producers of alcoholic beverage products which serve specific niche areas of the alcoholic beverage industry. Increased competition could result in price reductions, reduced profit margins and loss of market share, all of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

     Potential Fluctuations in Quarterly Results; Seasonality. The Company's quarterly operating results may vary significantly depending on factors such as the timing of new product announcements by the Company or its competitors, the timing of significant advertising and promotion campaigns by the Company, changes in the sales mix between the Company's beer, wine and spirits products, the impact of an increasing average federal excise tax rate as sales volume increases, increased competition, seasonality of sales of the Company's products, general economic factors, trends in consumer preferences, regulatory developments, including changes in domestic import duties and excise and other tax rates, changes in average selling prices or market acceptance of the Company's alcoholic beverage products and variations in shipping and transportation costs.

     The Company expects to experience higher sales in the third and fourth quarters of a calendar year due to increased consumption of alcoholic beverages during seasonal holidays. Fluctuations in sales due to seasonality may become more pronounced as the growth rate of the Company's sales slow.


     Based upon all of the foregoing, the Company believes that quarterly sales and operating results are likely to vary significantly in the future and that period-to-period comparisons of its results of operations will not be meaningful and should not be relied upon as indications of future performance. Further, it is possible that in some future quarter the Company's revenue or operating results will be below the expectations of public market analysts and investors. In such event, if a public market for the Company's securities were to develop in the future, the price of such securities could be materially adversely affected. See "Business."


     Product Concentration; Dependence on New Product Introductions. The Company currently offers a relatively limited number of beer, wine and spirits products and believes that the sale of such beer, wine and spirits products will account for a significant portion of the Company's sales for the foreseeable future. Therefore, the Company's future operating results, particularly in the near term, are significantly dependent upon the continued market acceptance of these beer, wine and spirits products. There can be no assurance that the Company's beer, wine and spirits products will achieve market acceptance. Initial sales for a new alcoholic beverage product may be caused by the interest of distributors and retailers to have the latest product on hand for potential future sale to consumers. As a result, initial stocking orders for, or sales of, a newly introduced alcoholic beverage product may not be indicative of market acceptance and long term consumer demand. A decline in the demand for any of the Company's beers, wines and spirits as a result of competition, changes in consumer tastes and preferences, government regulation or other factors would have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that the Company will be successful in importing, developing, managing, introducing and marketing additional new alcoholic beverage products that will sustain sales growth in the future. See "Business."


     Reliance on Third-Party Producers. The Company does not produce any of the alcoholic beverage products that it presently markets and distributes. The Company's Red Dragon beer brands are produced in the People's Republic of China by Tsingtao Brewery No. 3, a brewery owned and operated by Tsingtao. The Company's wine and spirits products are produced in France by SICA-Les Chais du Prevot, Armadis, Les Vignerons De Buzet, Cave du Vignoble Gursonnais and Godet Freres. The Company has entered into an exclusive Import and Distribution Agreement with each of these producers (hereinafter collectively referred to as the "Producers") which gives the Company the exclusive right to market and distribute in the United States all of the alcoholic beverage products produced by SICA -- Les Chais du Prevot, Armadis, Les Vignerons De Buzet, Cave du Vignoble Gursonnais and Godet Freres, and the Red Dragon beer brands only (consisting of a light, amber and draft beer) produced by Tsingtao Brewery No.
3. The Company relies upon each of the Producers at all phases of production of the alcoholic beverage products which are imported, managed, marketed and distributed by the Company, including scheduling production to meet delivery requirements, packaging, performing quality control and assurance and performing regulatory compliance. The Company's relationship with each of its Producers is therefore critical to the Company's business, operating results and financial condition.


     The Company's dependence on the Producers entails a number of significant risks. The Company's business, results of operations and financial condition would be materially adversely affected if any one of the Producers were unable, for any reason, to meet the Company's delivery commitments or if a Producer were unable to continue to produce a product being marketed and distributed by the Company. In the event that a Producer were no longer able to supply the Company with a particular product, the Company would be required to identify, qualify and obtain an appropriate substitute product from a different producer of alcoholic beverage products. This identification, qualification and acquisition of an alternative product could take up to one year or longer, and no assurance can be given that alternative products would be available to the Company or that the producers of such alternative products would be in a position to satisfy the Company's production requirements on a timely and cost-effective basis. Any inability by the Company to obtain a consistent and adequate supply of the alcoholic beverages produced by the Producers on a timely basis or any other circumstances that would require the Company to seek alternative sources of supply would materially adversely effect the Company's revenues and goodwill and would therefore have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."


     Foreign Production. Currently, all of the alcoholic beverage products to be managed, marketed and distributed by the Company are produced outside of the United States, and include production in China. The foreign production of goods is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls and changes in governmental policies. China currently enjoys most favored nation trading status with the United States. While the Company has not to date experienced any material adverse effects due to such risks, there can be no assurance that such events will not occur in the future with the result of possible increases in costs and delays of, or interferences with, product deliveries resulting in losses of revenues and goodwill. See "Business -- Products."



     Foreign Currency and Foreign Exchange Regulation. As part of the Company's ordinary business operations, the Company will be required to purchase alcoholic beverage products from the Producers. The Company may be required to accomplish such purchases through the use of foreign currencies. As a result, fluctuations in exchange rates of the United States dollar against foreign currencies could adversely affect the Company's results of operations. The Company may attempt to limit its exposure to the risk of currency fluctuations by purchasing forward exchange contracts which could expose the Company to substantial risk of loss. In such a transaction, the Company would purchase a predetermined amount of foreign currency to ensure that the Company in the future will own a known amount of such currency to pay for goods at a predetermined cost. The Company believes that the use of such transactions will successfully allow the Company to better determine costs involved in its operations, and thus better manage currency fluctuations. There can be no assurance that the Company will in the future successfully manage its exposure to currency fluctuations or that such fluctuations will not have a material adverse effect on the Company. See "Business -- Products."



     Dependence on Independent Distributors and Wholesalers; Customer Concentration. The Company expects to sell most of its alcoholic beverage products to unrelated distributors and wholesalers for resale to restaurants, bars and retail outlets. Accordingly, the Company is dependent upon these distributors and wholesalers to sell the Company's products and to assist the Company in promoting market acceptance of, and creating demand for, the Company's products. There can be no assurance that the Company's distributors will devote the resources necessary to provide effective sales and promotion support to the Company. The Company believes that it is likely that the vast majority of its sales in the future will be concentrated among ten or less distributors and wholesalers that serve all of North America and the Caribbean Islands. The Company believes that its future growth and success will depend in large part upon a few significant distributors and wholesalers. If one or more of these significant distributors were to discontinue selling, or decrease the level of orders for the Company's products, the Company's business would be adversely affected in the areas serviced by such distributors and wholesalers until the Company retained replacements. There can be no assurance however that the Company would be able to replace a significant distributor in a timely manner or at all in the event it were to discontinue selling the Company's products. In addition, there is always a risk that the Company's distributors will give higher priority to the products of other beverage companies, including products directly competitive with the Company's products, thus reducing their efforts to sell the Company's products. The Company's distributors may not contractually commit to make future purchases and therefore could discontinue carrying the Company's products in favor of a competitor's product or other alcoholic beverages at any time or for any reason. If any of the Company's significant distributors were to experience financial difficulties, or otherwise become unable or unwilling to promote or sell the Company's products, the Company's results of operations would be adversely affected. In addition, in some states, the Company's relationship with its distributors may be affected by laws that restrict enforceability of some contract terms, especially those related to the Company's right to terminate the services of its distributors. Accordingly, the Company's ability to change distributors in certain states may be adversely impacted by such laws. See "Business -- Sales, Marketing and Distribution."

     Development of New Products; Need to Manage Product Introductions. The alcoholic beverage industry is highly competitive and characterized by changing consumer preferences and continuous introduction of new products. The Company's goal is to expand its portfolio of alcoholic beverage products through the acquisition of new products serving niche segments of the industry, develop and manage such new products, and introduce such new products on a timely and regular basis to maintain distributor and retail interest and appeal to varying consumer preferences. The Company believes that its future growth will depend, in part, on its ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new alcoholic beverage products that adequately address such changes. There can be no assurance that the Company will be successful in acquiring, developing, introducing and marketing new products on a timely and regular basis. If the Company is unable to acquire and introduce new products or if the Company's new products are not successful, the Company's sales may be adversely affected as customers seek competitive products. In addition, the introduction or announcement of new alcoholic beverage products by the Company could result in reduction of sales of the Company's existing products, requiring the Company to manage carefully product introductions in order to minimize disruption in sales of existing products. There can be no assurance that the introduction of new product offerings by the Company will not cause distributors, retailers and consumers to reduce purchases or consumption of existing Company products. Such reduction of purchases or consumption could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products."


     Ability to Identify and Consummate Suitable Acquisitions; Integration of Acquisitions. The Company expects to devote a substantial amount of time and expense in attempting to acquire other importers and distributors of alcoholic beverage products as a means of expanding the Company's alcoholic beverage product lines and distribution channels and to create certain operating efficiencies. Identifying appropriate acquisitions and proposing, negotiating and consummating acquisitions can be a lengthy and costly process. Furthermore, the Company may compete for acquisition opportunities with companies that may have greater resources than the Company. There can be no assurance that suitable acquisition candidates are available or can be identified or that acquisitions can be consummated on terms favorable to the Company. Acquisitions require the Company to attract and retain component and experienced management personnel and require the implementation of management information systems and other operating systems. There can be no assurance that the Company will be able to successfully acquire and integrate other importers and distributors of alcoholic beverage products. Any failure or inability to efficiently acquire and integrate other importers and distributors may have a material adverse effect on the Company's results of operations or financial condition. See "Plan of Operation."


     Ability to Manage Growth. The Company is a development stage company which has not completely realized its business plan. The Company believes that as its business plan is more fully realized, the Company may experience a period of rapid growth that will result in new and increased responsibilities for management personnel and will place a significant strain upon the Company's management, operating and financial systems and resources. To accommodate any rapid growth and to compete effectively and manage future growth, if any, the Company will be required to implement and improve its operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees."

     Dependence on Consumer Acceptance; Strength of Economy. Although the Company believes it has the ability and experience to recognize potentially valuable products and to gauge trends in its business, the Company's revenues, nevertheless, will be substantially dependent on the success of its products, which depends, among other things, on rapidly changing consumer acceptance, which is difficult to predict and over which the Company will have little control. The Company's profitability and sales will depend on the strength of the economy, which can dictate consumers' spending habits on such items as alcoholic beverage products. No prediction can be made about the stability of the economy. Any prolonged downturn in the economy, whether real or perceived, could adversely affect the Company. See "Business."


     Capital Requirements. The Company anticipates that, if it fails to achieve significant revenues or profitable operations from its initial marketing efforts, or if the initiation of sales of its alcoholic beverage products is delayed beyond planned time periods, it will require additional funding to develop and market its initial products, to expand its management team and for further marketing and product development. There can be no assurance that additional capital from any source will be available when needed by the Company, or that such capital will be available on terms acceptable to the Company. If adequate funds are not available, the Company may be required to curtail significantly its business activities or cease operations entirely. See "Use of Proceeds."

     Government Regulation. Federal, state and local authorities extensively regulate the production and distribution of beer, wine and spirits. The Federal Bureau of Alcohol, Tobacco and Firearms (the "ATF") and various state alcohol authorities regulate matters such as licensing, trade and pricing practices, labelling, advertising and relations with wholesalers and distributors. In the last several years federal and state regulators have required warning labels to be placed on alcoholic beverages. It is uncertain what future regulations may be promulgated by these governmental agencies and the effect these regulations will have on the Company's business. In addition, Congress in 1991 substantially increased the amount of excise tax assessed upon alcoholic beverages and it is possible that additional increases in excise taxes could be promulgated in the future. Because the Company may be required to pay excise taxes as part of its ordinary business operations, any increase may cause a corresponding increase in the costs to the Company, thereby requiring the Company to raise prices or suffer reduced profit margins. It is unknown what the impact of future regulations will be, but it is possible that current or future governmental regulations of the type referenced above could materially adversely affect the Company's business. See "Business -- Government Regulation."


     Health Risks; Social Concerns. There has been substantial attention paid in recent years to the adverse social and health effects of alcohol consumption. Although some studies have indicated that moderate wine consumption may result in health benefits, other reports have sharply disputed these findings. Anti-alcohol groups have advocated more stringent labelling requirements and other governmental regulations generally unfavorable to the alcoholic beverage industry. More restrictive regulations, negative publicity regarding alcohol consumption or publication of studies which indicate a significant health risk from moderate consumption of alcohol could adversely affect the sale and consumption of alcoholic beverages and could have a material adverse effect on the Company's financial results. See "Business."



     Control by Existing Management and Stockholders. Following completion of this offering, the control of the Company will remain in the hands of its current directors, officers and stockholders. Accordingly, these persons will be able to elect a majority of the Board of Directors and to control the management of the Company. See "Management," "Principal Stockholders" and "Description of Securities."



     Lack of a Majority of Independent Directors. Upon completion of the offering of the Units, the Company's board of directors will have only one independent director. As such, upon completion of the offering of the Units, the majority of the Company's directors will be either officers of the Company, persons related to the officers of the Company, or persons who provide consulting or advisory services to the Company in exchange for remuneration. See "Management."



     Lack of Experience of Management. Potential purchasers of the Units should be aware that management of the Company does not have any experience operating a company which has as its primary business, the importation and distribution of alcoholic beverage products. Accordingly, management is required to retain knowledgeable and experienced employees and consultants in the operations of the Company's business.

There can be no assurance that the Company will be able to retain its current employees and/or consultants, or that it will be able to recruit knowledgeable and experienced employees and consultants in the future should it be necessary to do so. See "Management."



     Conflicts of Interests. The validity of the securities being offered by the Company hereby will be passed upon for the Company by the Law Offices of John W. Martin. John W. Martin, the sole proprietor of the Law Offices of John W. Martin, is the beneficial owner of 400,000 shares of Common Stock. Mr. Martin received the 400,000 shares of Common Stock in consideration for legal services rendered to the Company, which legal services included the rendering of general corporate advice, and preparing various corporate documents and plans, in connection with the formation and organization of the Company, the negotiation and preparation of various Company agreements, including but not limited to the Company's agreements with its producers and distributors, and the rendering of advice, and the preparation of documents, in connection with the private and public offering of the Company's securities in accordance with applicable federal and state securities laws. Because of Mr. Martin's status as a principal stockholder in the Company, he may have an inherent conflict of interest in rendering any opinions regarding the validity of any transactions undertaken by the Company, including an opinion regarding the validity of the securities being offered by the Company hereby. See "Legal Matters."



     Arbitrary Determination of Offering Price. The offering price of the Units was arbitrarily determined by the Company. Among the factors considered by the Company in establishing the offering price of the Units was the proceeds to be raised by the Company, the percentage of ownership to be held by investors in this offering, the experience of the Company's management and the current market conditions in the over-the-counter securities market. Accordingly, there is no relationship whatsoever between the offering price and the assets, earnings or book value of the Company, or any other recognized criteria of value. See "Dilution."



     No Dividends on Common Stock Anticipated. The Company has not paid any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. Therefore, any potential purchaser of the Units whose decision to invest in the Units is based upon an expectation of dividend payments should refrain from purchasing the Units. See "Dividend Policy."



     Dependence Upon Key Personnel. The Company's success is heavily dependent upon the continued active participation of its current executive officers, key employees and consultants. The Company does not have any employment agreements with any of its current executive officers and key employees. Loss of the services of one of these executives, employees or consultants could have a material adverse effect upon the development of the Company's business. The Company does not currently have "key-man" life insurance on any of its executive personnel and does not intend to do so in the foreseeable future. There can be no assurance that the Company will be able to recruit or retain other qualified personnel should it be necessary to do so. See "Management."


     Dependence Upon Consultants. The Company has established a team of consultants which include persons with expertise in business areas important to the Company's operations. Various members of the Company's team of consultants consult with the Company regarding sales, marketing and operations efforts at the Company, but are employed elsewhere on a full-time basis. As a result, they can only spend a limited amount of time on the Company's affairs. There can be no assurance that the Company will be able to continue to retain the consulting services of any of its consultants, the loss of which may be detrimental to the Company. There is no assurance that the Company will be able to continue to attract and retain qualified consultants necessary for the development of its business. The failure to recruit additional scientific and technical consultants in a timely manner, would be detrimental to the Company's research and development programs and to its business. See "Business -- Consultants."


     Shares Available for Resale. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock prevailing from time to time. Upon completion of this offering, and assuming that the maximum number of shares offered hereby have been sold, the Company will have 2,520,000 shares of Common Stock outstanding. All shares of

Common Stock outstanding (including the 260,000 Shares sold in this offering) will be freely transferable without restriction of further registration under the Securities Act, unless they are held by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act as currently in effect. However, notwithstanding that all of the Company's outstanding Common Stock may be sold by existing stockholders pursuant to Rule 144, certain of the Company's stockholders have entered into an agreement with the Company and the Placement Agent (the "Lock-Up Agreement") pursuant to which such stockholders have agreed not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, 444,000 shares of Common Stock without the approval of the Placement Agent or without the occurrence of certain events which are more particularly described in the Lock-Up Agreement. Further, certain of the Company's stockholders have entered into an agreement with the Company (the "Promotional Share Lock-In Agreement") pursuant to which such stockholders have agreed not to sell, pledge, hypothecate, assign or otherwise transfer or dispose of 1,746,000 shares of Common Stock without the occurrence of certain events, which are more particularly described in the Promotional Share Lock-In Agreement.



     The Company is unable to estimate when or the number of foregoing shares that may be sold by existing stockholders because such sales will depend upon the market price for the Common Stock, the personal circumstances of the seller and other factors. The future sales of Common Stock or the availability of such shares of Common Stock for sale may have an adverse effect on the market price of the Common Stock prevailing from time to time. If such future sales did adversely affect the market price of the Common Stock, the Company's ability to raise additional funds through an equity offering at such time could be adversely affected. See "-- Absence of Public Market; Possible Volatility of Price of Common Stock," "Principal Stockholders" and "Shares Eligible for Future Sale."



     Dependence on Trademarks and Proprietary Rights; No Assurance of Enforceability. The Company's success will depend in part on its ability to obtain and preserve its trademarks and to operate without infringing the proprietary rights of third parties. There can be no assurance that any applications related to the Company's trademarks will provide the Company with a competitive advantage or will afford protection against competitors with products similar to those offered by the Company, or that competitors of the Company will not circumvent, or challenge the validity of, the Company's trademarks. In fact, the Company is currently experiencing opposition to its application to register its Red Dragon mark with the United States Patent and Trademark office, and no assurance can be given that the Company will be free from similar opposition with respect to other trademarks that the Company may wish to register in the future. In addition, in the event that another party infringes the Company's trademarks, the enforcement of such rights is at the option of the Company and can be a lengthy and costly process, with no guarantee of success. Finally, although to date no claims have been brought against the Company alleging that its trademarks infringe intellectual property rights of others, there can be no assurance that such claims will not be brought against the Company in the future, or that any such claims will not be successful. If such a claim were successful, the Company's business could be materially adversely affected. In addition to any potential monetary liability for damages, the Company could be required to obtain a license in order to continue to provide products under its trademarks or could be enjoined from utilizing its trademarks if such a license were not made available on acceptable terms. If the Company becomes involved in such litigation, it may require significant Company resources, which may materially adversely affect the Company. See
"Business -- Trademarks."



     Dilution. Present stockholders of the Company acquired their shares of Common Stock at an average cost of approximately $0.09 per share, an amount substantially less than the $5.75 per Unit to be paid by public investors. The Company's net tangible book value as of November 30, 1997, without giving effect to any outstanding warrants or options of the Company, was $87,739 or $0.04 per share and will increase to approximately $501,246, or $0.21 per share if the minimum number of Units offered hereby is sold, and $1,331,402, or $0.53 per share, if the maximum number of Units offered hereby is sold. The result will be an immediate and substantial dilution of the net tangible book value of the shares of Common Stock acquired by the public investor of $5.54 (96%) per share if the minimum number of Units offered hereby is sold, and $5.22 (91%) per Unit if the maximum number of Units offered hereby is sold. Public investors therefore will bear most of the risk of loss, while control of the Company will remain in the hands of the present management and stockholders. See "Dilution" and "Certain Relationships and Related
Transactions -- Prior Issuances of the Company's Securities."


     The Articles of Incorporation of the Company currently authorize the Board of Directors to issue up to 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The power of the Board of Directors to issue shares of Common Stock, Preferred Stock or options or warrants is subject to shareholder approval in only limited circumstances. Shareholders have no preemptive rights. Following completion of the offering, any additional issuances of any of the Company's securities may have the effect of further diluting the equity interest of shareholders. See "Stock Option Plans" and "Description of Securities."


     Escrow of Investors' Funds Pending Sale of Minimum Number of Shares Offered. Under the terms of this offering, the Company is offering the Units on a "95,000 Units or none, best efforts" basis. If the minimum number of Units is sold, the remaining 165,000 Units will be offered on a "best efforts" basis until all of the Units are sold or the offering period ends, whichever occurs first, unless the offering is terminated earlier by the Company. Therefore, no commitment exists by anyone to purchase all or any part of the Units offered hereby. Consequently, there is no assurance that all of the Units offered hereby will be sold, and subscribers' funds may be escrowed for so long as 90 days (or a period of 180 days if the offering period is extended by the Company) and then returned promptly with interest thereon, in the event all of the Units offered hereby are not sold within the 90 day offering period. Investors, therefore will not have the use of any funds paid for the purchase of the Units during the offering period. In the event the Company is unable to sell all of the Units offered hereby within the offering period, the offering will be withdrawn. See "Plan of Distribution."


     Directors' and Officers' Indemnification. Under applicable law, the Company's directors will not, except for certain circumstances, be liable for monetary damages to the Company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director. Further, the Company's Articles of Incorporation and Bylaws require the Company to indemnify and hold harmless its directors and officers from and against and in respect of certain losses, damages, deficiencies, expenses or costs which may be incurred or suffered by such directors and officers as a result of their serving in such capacities with the Company. See "Certain Provisions of Florida Law and of the Company's Articles of Incorporation and Bylaws."


     Placement Agent Unit Purchase Option To Be Outstanding. Upon completion of the offering, the Company expects to have outstanding a Placement Agent Unit Purchase Option to purchase an aggregate of 26,000 Units. For the life of the Placement Agent Unit Purchase Option, the holder thereof is given, at no cost and without assuming the risk of ownership of the Common Stock, the opportunity to profit from an increase in the market price of the Common Stock of the Company. The existence of such Placement Agent Unit Purchase Option might adversely affect the ability of the Company to raise equity capital on favorable terms, and such Placement Agent Unit Purchase Option is likely to be exercised at a time when the Company could obtain additional equity capital on more favorable terms. See "Plan of Distribution."

     Potential Adverse Effect of Redemption of Warrants. Commencing on the date of this Prospectus, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if, with respect to the Warrants, the closing bid price of the Common Stock shall have averaged $10.00 per share or above for 30 consecutive trading days ending within 10 days of the notice. Redemption of the Warrants could force the holders
(i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or (iii) to accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities -- Warrants."

     Current Prospectus and State Registration to Exercise Warrants. The holders of the Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the shares of Common Stock underlying the Warrants is then in effect and (ii) such shares of Common Stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following completion of the offering to the extent required by federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the shares of Common Stock are not qualified, or exempt from qualification, in the state in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such shares of Common Stock are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying shares of Common Stock for sale under all applicable state securities laws. See "Description of Securities -- Warrants."


     Absence of Public Market; Possible Volatility of Price of Common
Stock. Prior to this offering, there has been no public market for any of the shares of the Company's Common Stock, and there can be no assurance that a trading market will develop, or if developed, that it will be developed into something greater than a limited market. The trading price of the shares of Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in the Company's anticipated or actual results of operations and market conditions in the industries in which the Company operates. See "Plan of Distribution."


     Risks of Low-Priced Stocks; Possible Effect of "Penny Stock" Rules on Liquidity of the Common Stock and Warrants. The Common Stock and Warrants may become subject to certain rules and regulations promulgated by the Securities and Exchange Commission ("Commission") pursuant to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 (the "Penny Stock Rules") which impose strict sales practice requirements on broker-dealers which sell such securities to persons other than established customers and certain "accredited investors." For transactions covered by the Penny Stock Rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent for the transaction prior to sale. Consequently, such rule may affect the ability of broker-dealers to sell the Common Stock and may affect the ability of purchasers in this offering to sell any of the Common Stock and Warrants acquired hereby in the secondary market.

     The Penny Stock Rules generally define a "penny stock" to be any security not listed on an exchange or not authorized for quotation on the Nasdaq Stock Market and has a market price (as therein defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions by broker-dealers involving a penny stock (unless exempt), the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the market for the penny stocks. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stocks.


     The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on an exchange or quoted on the Nasdaq Stock Market and have certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible asset or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from the Penny Stock Rules. In any event, even if the Company's securities were exempt from the Penny Stock Rules, they would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected. See "Plan of Distribution."



     Discretion of Management and the Board of Directors in Use of Proceeds. Although the Company intends to apply the net proceeds of this offering in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds of this offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."

                                  THE COMPANY


     The Company is a development stage corporation which was formed to participate in specific niche segments of the approximate $100 billion United States alcoholic beverage market by acting as an importer and wholesale supplier of a variety of beers, wines and spirits. Through its Red Dragon beer brands, the Company intends to expand the United States market for Chinese beer imports. The Company believes that the United States market for Chinese beer imports is approximately $30,000,000 annually, although absolutely no assurance to this effect can be given. Currently, the only significant brand of Chinese beer being marketed and sold in the United States is a regular beer produced by Tsingtao, and sold under the brand name of "Tsingtao Beer".


     The Company intends to utilize its portfolio of wines to exploit the large United States domestic wine market. According to Beverage World Magazine, in 1995, Americans consumed approximately 470.8 million gallons of wine. The Company believes that wine imports consists of approximately 72.5 million gallons and account for approximately 16% of total United States wine consumption.

     With its La Belle Sandrine brand, the Company intends to compete in the growing market for prepared cocktail beverages. La Belle Sandrine is an all natural, citrus based, prepared cocktail containing the spirit armagnac. Currently, this niche market has approximately 30 different brands (such as Jose Cuervo Margaritas and Khalua Combos). Because of the composition of La Belle Sandrine, the Company believes that La Belle Sandrine will compete primarily with a prepared cocktail which sells under the brand name of "Alize". Statistical information available to the Company indicates that Alize has increased its sales from 20,000 cases in 1991 to 430,000 cases in 1996, resulting in total 1996 sales of approximately $37,000,000.

     The Company's strategy is to become a leading importer, developer, manager and distributor of a portfolio of brands of beer, wine and spirits which serve specific niche alcoholic beverage markets. Key elements of the Company's strategy include:

          Continuous Development of Value-Added and Branded Business. The Company intends to develop and build its business as a value-added and branded business through careful selection of distribution channels, continued development of niche products with volume potential and aggressive marketing programs. The Company expects to devote significant financial resources to innovative selling, advertising and promotional activities designed to build brand awareness and a high level of consumer loyalty for its products. The Company plans to focus its selling, advertising and promotional activities on peak selling periods for its beer, wine and spirit products. Through participation in trade shows and other alcoholic beverage industry events, the Company will seek to educate distributors, retailers and consumers about the Company's products.

          Development and Expansion of Distribution Network. The Company's strategy is to expand market share in key markets of the United States by developing initially a regional distribution network, and thereafter a national distribution network, to increase retail account distribution. The Company believes that as it is able to extend its product line, it will be able to leverage its distribution network by increasing the number of products that the Company is able to move through its distribution network, thereby allowing the Company to realize certain operating efficiencies and product cost reductions. The Company expects to invest significant resources to educate distributors and retailers about promoting and selling the Company's products. The Company further expects to choose distributors in each market that will devote significant attention and resources to the promotion and sale of the Company's products.

          Focus on Product Development and Diversity. The Company intends to continue to expand its product line with additional beer, wine and spirit products designed to appeal to varying consumer preferences. The Company has a "volume-niche" strategy where development efforts are focused on niche products which have sufficient volume to provide distribution efficiency. The Company intends to pursue this strategy through strategic alliances and/or acquisitions of producers and other importers and distributors of alcoholic beverage products.

     The Company was incorporated in Florida on February 12, 1996. On June 29, 1996 the Company formed Cuidao (USA) Import Co., Inc., a Florida corporation. On March 31, 1997, the Company acquired R&R

(Bordeaux) Imports, Inc., a Florida corporation. Both Cuidao (USA) Import Co., Inc. and R&R (Bordeaux) Imports, Inc., are wholly-owned subsidiaries of the Company. Unless the context requires otherwise, all references to the Company include Cuidao (USA) Import Co., Inc. and R&R (Bordeaux) Imports, Inc.

     The Company's principal executive offices are located at 3201 West Griffin Road, Suite 204, Ft. Lauderdale, Florida 33312-6900 and its telephone number is
(954) 964-1060.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of Units (after deducting Placement Agent commissions and offering expenses) are estimated to be approximately $413,507 if the minimum number of 95,000 Units is sold and $1,243,663 if the maximum number of 260,000 Units is sold. The following table sets forth the estimated application by the Company of the net proceeds to be derived from the sale of Units offered hereby.



                                      MINIMUM OFFERING                   MAXIMUM OFFERING
                                       AMOUNT, 95,000    PERCENTAGE OF   AMOUNT, 260,000    PERCENTAGE OF
          USE OF PROCEEDS                  UNITS         NET PROCEEDS         UNITS         NET PROCEEDS
          ---------------             ----------------   -------------   ----------------   -------------
To purchase products(1).............      $290,000             70%          $  874,000            70%
To advertise and market(2)..........        83,000             20%             250,000            20%
To provide general working
  capital(3)........................        40,507             10%             119,663            10%
                                          --------            ---           ----------           ---
     Total Net Proceeds.............      $413,507            100%          $1,243,663           100%
                                          ========            ===           ==========           ===


---------------

(1) Represents funds to be used to make payments to the producers of alcoholic beverage products which the Company expects to import and distribute, and includes letter of credit funding and the payment of expenses related thereto. See "Business" and "Certain Relationships and Related Transactions -- Certain Material Contracts."

(2) Represents funds required to implement the Company's sales and marketing programs. This will include the retention of independent advertising and marketing firms, attendance at trade shows, and the preparation of promotional materials. See "Business -- Sales, Marketing and Distribution."

(3) Represents funds which will support the basic operations of the Company, including but not limited to funds for office rent, utilities and miscellaneous expenses.

     Pending the expenditure of the proceeds of this offering, the Company may make temporary investments in insured certificates of deposit, insured short-term interest-bearing deposits, United States Government obligations or insured money market certificates.

                                DIVIDEND POLICY

     The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. The payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. See "Description of Securities."

                                    DILUTION


     As of November 30, 1997, there were 2,222,000 shares of Common Stock outstanding having a net tangible book value of $87,739 or approximately $0.04 per share. Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities and intangible assets) divided by the number of shares of Common Stock outstanding. Upon completion of this offering, there will be 2,355,000 shares of the Company's Common Stock outstanding having a net tangible book value of approximately $501,246 or approximately $0.21 per share if the minimum number of Units is sold; and 2,520,000 shares of the Company's Common Stock outstanding having a net tangible book value of approximately $1,331,402 or approximately $0.53 per share if the maximum number of Units is sold. The net tangible book value of each share will have increased by approximately $0.17 per share to present stockholders, and decreased by approximately $5.54 per share (a dilution of 96%) to public investors if the minimum number of Units is sold, and the net tangible book value of each share will have increased by approximately $0.49 per share to the present stockholders and decreased by approximately $5.22 per share (a dilution of 91%) to public investors if the maximum number of Units is sold.


     Dilution represents the difference between the aggregate offering price of the Units herein and the pro forma net tangible book value per share of Common Stock of the Company immediately after the completion of the offering of the Units. Dilution of the value of the Units purchased by investors in this offering will also be due, in part, to the lower book value of the shares of Common Stock presently outstanding, and in part, to expenses incurred in connection with the offering of the Units. The following table illustrates this dilution:

                     ASSUMING MINIMUM NUMBER OF UNITS SOLD


Public offering price per share(1)..........................    $5.75
  Net tangible book value per share before offering.........    $0.04
  Increase per share attributable to payment by investors in
     this offering..........................................    $0.17
                                                                -----
Pro forma net tangible book value per share, after
  offering..................................................    $0.21
                                                                -----
Dilution per share to new investors.........................    $5.54
                                                                =====


---------------

(1) Before deduction of underwriting commissions and expenses payable by the Company. This figure does not assign any value to the Warrants included in the Units.

                     ASSUMING MAXIMUM NUMBER OF UNITS SOLD

Public offering price per share(1)..........................  $5.75
  Net tangible book value per share before offering.........  $0.04
  Increase per share attributable to payment by investors in this offering..........................................  $0.49
                                                              -----
  Net tangible book value per share after offering..........  $0.53
                                                              -----
Dilution per share to new investors.........................  $5.22
                                                              =====

---------------

(1) Before deduction of underwriting commissions and expenses payable by the Company. This figure does not assign any value to the Warrants included in the Units.

     The following tables set forth the percentage of equity to be purchased by public investors in this offering compared to the percentage of equity to be owned by the present stockholders, and the comparative amounts paid for the shares of Common Stock by public investors as compared to the total cash consideration paid by the present stockholders of the Company.

                   ASSUMING THE MINIMUM NUMBER OF UNITS SOLD


                                       SHARES OF PURCHASED    TOTAL CONSIDERATION
                                       --------------------   --------------------     AVERAGE PRICE
                                         NUMBER     PERCENT    AMOUNT     PERCENT    PAID PER SHARE(1)
                                       ----------   -------   ---------   --------   -----------------
Existing Stockholders................   2,260,000      96%    $210,754       29%           $0.09
New Investors........................      95,000       4%    $546,250       71%           $5.75
                                       ----------     ---     --------      ---
          TOTAL......................   2,355,000     100%    $757,004      100%
                                       ==========     ===     ========      ===


---------------

(1) Based on the average value per share paid by existing stockholders to the Company and a public offering price of $5.75 per share of Common Stock paid by new investors.

                   ASSUMING THE MAXIMUM NUMBER OF UNITS SOLD


                                     SHARES PURCHASED       TOTAL CONSIDERATION
                                   --------------------    ---------------------      AVERAGE PRICE
                                    NUMBER      PERCENT      AMOUNT      PERCENT    PAID PER SHARE(1)
                                   ---------    -------    ----------    -------    -----------------
Existing Stockholders..........    2,260,000       90%     $  210,754       12%           $0.09
New Investors..................      260,000       10%     $1,495,000       88%           $5.75
                                   ---------      ---      ----------      ---
          TOTAL................    2,520,000      100%     $1,705,754      100%
                                   =========      ===      ==========      ===


---------------

(1) Based on the average value per share paid by existing stockholders to the Company and a public offering price of $5.75 per share of Common Stock paid by new investors.

     The Company has reserved an aggregate of 1,000,000 shares of its Common Stock for its officers, directors, employees and consultants to purchase pursuant to its Stock Option Plans. As of the date of this Prospectus, the Company has not issued any options pursuant to the terms of its Stock Option Plans. The above paragraph does not give effect to the possible issuance of up to 1,000,000 additional shares of the Company's Common Stock upon exercise of any options which have been, or may yet be, granted under the Stock Option Plans. The issuance of shares of the Company's Common Stock upon the exercise of options which may be granted under the Stock Option Plans would result in further dilution in the interests of stockholders if at the time of exercise, the Company's net tangible book value per share is greater than the exercise price of any such options. See "Stock Option Plans."

                                 CAPITALIZATION


     The following tables set forth at November 30, 1997 (i) the actual capitalization of the Company and (ii) the capitalization as adjusted to reflect the sale of the minimum and the maximum number of Units offered hereby (based upon an initial public offering price of $5.75 per Unit and the application of the net proceeds therefrom). The table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                      ASSUMES MINIMUM NUMBER OF UNITS SOLD


                                                                      NOVEMBER 30, 1997
                                                                -----------------------------
                                                                ACTUAL (1)    AS ADJUSTED (2)
                                                                ----------    ---------------
                                                                         (UNAUDITED)
Stockholders' equity (deficit):
  Common Stock, $.0001 par value, 100,000,000 shares
     authorized; 2,222,000 shares outstanding; 2,355,000
     outstanding as adjusted pro forma (2)..................    $     223        $     236
  Additional paid-in-capital................................      136,303          644,797
  Preferred Stock, $.0001 par value, 10,000,000 shares
     authorized; Series A Preferred Stock outstanding.......            4                0
  Additional paid-in-capital on Series A Preferred Stock....       94,996                0
Accumulated deficit in development stage....................     (143,787)        (143,787)
                                                                ---------        ---------
     Total stockholders' equity.............................       87,739          501,246
                                                                ---------        ---------
          Total capitalization..............................    $  87,739        $ 501,246
                                                                =========        =========


---------------

(1) Derived from the Financial Statements of the Company included elsewhere in this Prospectus.

(2) As adjusted to reflect the sale of the minimum number of Units offered hereby and the application of the net proceeds set forth in "Use of Proceeds."

                      ASSUMES MAXIMUM NUMBER OF UNITS SOLD


                                                                   NOVEMBER 30, 1997
                                                              ---------------------------
                                                              ACTUAL(1)    AS ADJUSTED(2)
                                                              ---------    --------------
                                                                      (UNAUDITED)
Stockholders' equity (deficit):
  Common Stock, $.0001 par value, 100,000,000 shares
     authorized; 2,222,000 shares outstanding; 2,520,000
     outstanding as adjusted pro forma(2)...................  $     223      $      252
  Additional paid-in-capital................................    136,303       1,474,937
  Preferred Stock, $.0001 par value, 10,000,000 shares
     authorized; Series A Preferred Stock outstanding.......          4               0
  Additional paid-in-capital or Series A Preferred Stock....     94,996               0
Accumulated deficit in development stage....................   (143,787)       (143,787)
                                                              ---------      ----------
     Total stockholders' equity.............................     87,739       1,331,402
                                                              ---------      ----------
          Total capitalization..............................  $  87,739      $1,331,402
                                                              =========      ==========


---------------

(1) Derived from the Financial Statements of the Company included elsewhere in this Prospectus.

(2) As adjusted to reflect the sale of the maximum number of Units offered hereby and the application of the net proceeds set forth in "Use of Proceeds."

                            SELECTED FINANCIAL DATA


     The statement of operations and balance sheet information set forth below as of December 31, 1996 and for the year ended December 31, 1996, are derived from, and are qualified by reference to, the financial statements of the Company which have been audited by Baum & Company, P.A., independent certified public accountants. The financial statements as of December 31, 1996, and the report thereon, are included elsewhere in this Prospectus. The selected data for the eleven months ended November 30, 1997 are derived from the unaudited financial statements of the Company, and in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data have been included. The information below should be read in conjunction with the consolidated Financial Statements and Notes thereto included in this Prospectus. The Company's historical operating results are not necessarily indicative of the results of any future period.



                                                             FEBRUARY 12, 1996
                                                           (DATE OF INCEPTION) TO   ELEVEN MONTHS ENDED
                                                             DECEMBER 31, 1996       NOVEMBER 30, 1997
                                                           ----------------------   -------------------
STATEMENTS OF OPERATIONS DATA:
  Revenues...............................................        $      192             $    7,600
  Operating expenses.....................................            44,201                102,790
  Operating income (loss)................................           (44,009)               (99,778)
  Weighted average number of shares of common stock and
     common stock equivalents outstanding................         9,723,455              1,453,222
BALANCE SHEET DATA:
  Working capital (deficit)..............................        $   10,506             $   54,081
  Total assets...........................................            36,403                 88,370
  Stockholders' equity (deficit).........................            35,216                 87,739

                               PLAN OF OPERATION

     During the 12 month period beginning immediately after completion of the sale of the minimum number of Units offered hereby, the Company intends to carry out three principal objectives:

          (1) aggressively manage and market its current portfolio of beer, wines and spirits in specific niche markets of the overall alcoholic beverage industry;

          (2) expand its management and administrative personnel to support its alcoholic beverage product lines; and

          (3) expand its product line and distribution channels through strategic alliances and/or through the acquisition of other importers and distributors of alcoholic beverage products or through the acquisition of producers of alcoholic beverage products.

MARKETING OF PRODUCTS

     With its Red Dragon beer brands, the Company intends to expand the Chinese beer segment of the overall Asian beer import market. Presently, the Asian beer import market has approximately five major brands which include Tsingtao, Sapporo and Kirin. The Company's plans are to become a leading supplier of Chinese brand beer in the North American market by expanding the product line of Tsingtao, which is the predominant Chinese beer product sold in North America.

     The Company's marketing strategy for its line of Chinese beer will be to first introduce its Red Dragon product line to Asian-theme restaurants (primarily Chinese restaurants), stressing the fact that the Company's line of Chinese beer products will provide the restauranteur with a product that he or she currently does not have, which is a diversified (light, amber, draft) Chinese beer line. Thereafter, the Company will seek to introduce its Red Dragon beer products to Asian-related specialty markets. Eventually, the Company plans to introduce its Red Dragon beer brands to retailers who specialize in marketing and selling imported beers. These vendors will primarily consist of ale houses and specialty liquor stores that sell a variety of imported beers.


     To market its Red Dragon beer products, the Company has developed, and will institute, a variety of advertising and marketing programs designed to create consumer awareness for its beer products and to establish brand identification. The Company plans to conduct on-premise promotions, which will include the use of posters and wall and daily scheduling calendars which prominently display the Company's Red Dragon beer products at the site of retail sale of the Company's beer products. Where legal, the Company will conduct product tasting seminars with restaurant staff and consumers. In addition, the Company intends to utilize a variety of restaurant table top "tent" displays featuring its beer products and its monthly promotions. As the Company's Red Dragon products are gradually introduced into the mainstream retail market, the Company will integrate a giveaway merchandise program with T-Shirts and baseball caps featuring the Company's Red Dragon logo. The Company's merchandise program will be specifically designed to develop brand identification.


     The Company anticipates that approximately $20,000 of the net proceeds raised from the minimum offering of Units hereunder, and $50,000 of the net proceeds raised from the maximum offering of Units hereby will be allocated for the initial marketing of its Red Dragon beer products.


     With its wine products, the Company's objective will be to successfully introduce a profitable line of imported wines into the United States retail wine market. According to the Adams-Jobson 1996 Handbook Advance, an alcoholic beverage industry resource book, the retail wine market in the United States is approximately $12.1 billion. The Company's marketing and sales strategy with respect to its wine products will be to provide the off-premise merchandise market with quality products at a reasonable cost to the retailer and the consumer. In the marketing of its wine products, the Company will focus on the consumer fascination with imported wines and their image. The Company's wine marketing approach will combine the positive image of French wines with an appealing retail price (the Company's wine product line is anticipated to retail in the $5.00-$10.00 range per 750 ml bottle) so as to communicate to the consumer that the Company's wine products have an attractive price to quality value. Management believes that retailers and consumers of wine products make their purchasing decisions based on an identifiable and favorable price to quality value quotient.

     The Company will distribute its wine products through agents that deal directly with high volume off-premise accounts. Although the Company believes that the high volume off-premise account market does not engage in heavy advertising as a form of marketing (this market relies on providing distributors and retailers value and an opportunity to realize reasonable profit margins as its primary form of marketing strategy), it is the Company's plan to participate in at least three major restaurant/hotel trade shows during the first 12 months after completion of the sale of the minimum number of Units offered hereby, and it is the Company's plan to design incentive programs for distributor personnel which will have as its main focus the placement of products with off-premise accounts.

     Since the Company believes that its primary marketing strategy for its wine products will be providing distributors and retailers with value and an opportunity to realize reasonable profit margins, the Company does not expect to use any of the net proceeds raised from the offering of the Units toward the marketing of its wine products.

     The Company's premier spirits product, La Belle Sandrine, will initially be introduced in warm climate areas, and thereafter in seasonal climate areas as appropriate. The Company's marketing strategy for its La Belle Sandrine product will be to drive growth for this product using advertising that focuses on the unique tropical related properties of the product (the combination of passion fruit juice and armagnac).

     The Company's marketing strategy for its La Belle Sandrine product will initially concentrate on on-premise promotions, followed by a variety of off-premise programs. The Company intends to utilize on-premise visuals which show the various ways in which La Belle Sandrine can be mixed and used. The Company's off-premise promotions will include the producing and packaging with products sold, a cook book featuring a variety of seafood and poultry items prepared with La Belle Sandrine as a sauce.

     The Company anticipates that approximately $63,000 of the net proceeds raised from the minimum offering of Units hereunder, and $200,000 of the net proceeds raised from the maximum offering of Units hereby will be allocated for the marketing of La Belle Sandrine.

EXPANSION OF MANAGEMENT AND ADMINISTRATIVE PERSONNEL

     The Company currently has five employees and three consultants. Assuming that product acceptance, sales and revenue growth justify such, the Company anticipates employing an additional four persons by the end of the first quarter of 1999. It is further anticipated that one of these persons will be an executive officer of the Company responsible for certain aspects of sales and marketing and three persons will be in corporate administration.

     As a result of the foregoing, it is expected that annual employee compensation will increase during the 12 month period commencing immediately after the completion of the sale of the minimum number of Units offered hereby from approximately $52,000 to approximately $265,000.

EXPANSION OF PRODUCT LINES AND DISTRIBUTION CHANNELS

     The Company plans to expand the number of alcoholic beverage products under its management, as well as increase the number of distribution channels for its products. At the foundation of the Company's plans for expansion of its product lines and distribution channels is the acquisition of other importers and/or distributors of alcoholic beverage products.

     In its acquisition planning, the Company will look to acquire other importers and/or distributors of alcoholic beverage products who own, or have exclusive rights to, niche alcoholic beverage products which can be sold to volume purchasers and which have the potential to be branded. In addition to adding entirely new product lines, acquisitions are expected to be beneficial in adding new customers and distribution channels, and improving operating efficiencies of the Company through shared resources and regional facilities and the creation of critical mass in product offerings.

     The Company believes that the importation and/or distribution of alcoholic beverage products in the United States is a highly fragmented industry populated by numerous single product, or niche product, importers and distributors. As a result, the Company believes that opportunities exist for the Company to expand its product offerings and distribution channels, and to increase its operating efficiencies through the acquisition of other importers and/or distributors of alcoholic beverage products.

     The Company has no present commitments or agreements and is not currently involved in any negotiations with respect to any acquisitions. The Company has not specifically determined the amount it will be required to expend on any future acquisition or the timing of the expenditure. The amount actually expended, if any, is at the discretion of the Company and may depend upon a number of factors including future revenue growth and the amount of cash generated by the Company's operations.


     The Company believes that the net proceeds from the minimum offering of 95,000 Units will provide it with sufficient working capital for approximately 12 months after completion of the minimum offering of 95,000 Units, and that the net proceeds from the maximum offering of 260,000 Units will provide it with sufficient working capital for approximately 18 months after completion of the maximum offering of 260,000 Units.



     The foregoing represents the Company's estimate of its plan of operations. Future events, including the problems, delays, expenses and complications frequently encountered by development-stage companies, as well as changes in the economy, may require a change or alteration in the Company's plan of operation.

                                    BUSINESS
OVERVIEW


     The Company is a development stage corporation which was formed to participate in specific niche segments of the approximate $100 billion United States alcoholic beverage market by acting as a supplier of a variety of beers, wines and spirits. Through its Red Dragon beer brands, the Company intends to expand the United States market for Chinese beer imports. The Company believes that the United States market for Chinese beer imports is approximately $30,000,000 annually. Currently, the only significant brand of Chinese beer being marketed and sold in the United States is a regular beer produced by Tsingtao, and sold under the brand name of "Tsingtao Beer".


     The Company intends to utilize its portfolio of wines to exploit the large United States domestic wine market. According to Beverage World Magazine, in 1995, Americans consumed approximately 470.8 million gallons of wine. The Company believes that wine imports consists of approximately 72.5 million gallons and account for approximately 16% of total United States wine consumption.

     With its La Belle Sandrine brand, the Company intends to compete in the growing market for prepared cocktail beverages. La Belle Sandrine is an all natural, citrus based, prepared cocktail containing the spirit armagnac. Currently, this niche market has approximately 30 different brands (such as Jose Cuervo Margaritas and Khalua Combos). Because of the composition of La Belle Sandrine, the Company believes that La Belle Sandrine will compete primarily with a prepared cocktail which sells under the brand name of "Alize". Statistical information available to the Company indicates that Alize has increased its sales from 20,000 cases in 1991 to 430,000 cases in 1996, resulting in total 1996 sales of approximately $37,000,000.

     The Company's strategy is to become a leading importer, developer, manager and distributor of a portfolio of brands of beer, wines and spirits which serve specific niche alcoholic beverage markets. Key elements of the Company's strategy include: making selective product acquisitions in the alcoholic beverage industry to expand its product portfolio; improving market position and capitalizing on growth trends within the industry; improving operating efficiencies through reduced product and organizational costs; capitalizing and improving on strong alliance and wholesaler relationships; developing brand identification for its portfolio of products; expanding distribution into new markets and increasing penetration of existing markets primarily through product line extensions, promotional activities and through the acquisition of producers and other importers and distributors of alcoholic beverage products.

     The Company was incorporated in Florida on February 12, 1996. On June 29, 1996 the Company formed Cuidao (USA) Import Co., Inc., a Florida corporation. On March 31, 1997, the Company acquired R&R (Bordeaux) Imports, Inc., a Florida corporation. Both Cuidao (USA) Import Co., Inc. and R&R (Bordeaux) Imports, Inc., are wholly-owned subsidiaries of the Company. Unless the context requires otherwise, all references to the Company include Cuidao (USA) Import Co., Inc. and R&R (Bordeaux) Imports, Inc.

INDUSTRY BACKGROUND

  Beer Industry

     Beer has the largest share of the United States alcoholic beverage market with a total of 5.8 billion gallons of beer being sold in the United States in 1995. Beer owns 87.9% of the consumed alcohol industry in the United States. Demographic information shows that 61% of beer drinkers are men, with the 25 to 34 and 45 to 55 age brackets being the most likely to drink beer. Beer continues to attract consumer attention through the introduction of new styles and types, such as ice beer and specialty brew.


     According to the Adams-Jobson 1996 Handbook Advance, imported beer in 1996 continued a three year growth pattern with a 7.4% increase in sales over the previous year, and resulting in a 6% share of the United States beer market. As Americans continue to beer surf and experiment, import sales have increased. Importers are continuing to look for new ways to expand their core business, and are implementing new strategies such as product line extensions.

     The leading import sales in cases, comparing 1995 to 1996 are as follows (in millions):

                                                       1995     1996
                                                       -----    -----
Heineken.............................................   34       38
Corona Extra.........................................   21       28.4
Molson Ice...........................................   11       10
Total Imported Beer..................................  155.2    172.2

     Asian produced beers fared relatively well in 1996 as traffic at Asian theme restaurants (the prime sites for Asian beer sales) improved. Asahi, Kirin and Sapporo, all Japanese brands, and Tsingtao, the predominant Chinese brand, continue to lead in the Asian beer market.


     The Company estimates that the United States market for Chinese beer is in excess of 1,000,000 cases annually. The primary venue for Chinese beer sales in the United States is the Chinese restaurant. According to the 1992 Census of Retail Trade, there are over 22,000 Chinese restaurants in the United States, with major cities having the largest share of them.


     The only Chinese beer sold in all 50 states of the United States is Tsingtao Beer. Tsingtao Beer sells in excess of 1,000,000 cases per annum. Tsingtao Beer is almost exclusively marketed and sold in Chinese restaurants. Unlike the Japanese brewers who have found tremendous success selling a varied product line, Tsingtao has traditionally chosen to sell only one brand. In response to this lack of product diversification, many of Tsingtao's Chinese restaurant buyers have been forced to carry other brands of Asian and European beers to satisfy their customer's demands for product diversity. The Company believes that Tsingtao's historical decision not to extend its beer product line has severely limited the sales potential of Tsingtao in the United States.

  Wine Industry

     The United States wine industry consists of the domestic and foreign (most notably French and Italian) production of three basic wine groups. These groups are table wines (wines consumed with a meal), dessert wines (usually sweet wines consumed after a meal) and sparkling wines (champagnes). Table wines account for more than 80% of the total United States wine market.

     Table wines which retail for more than $3.00 per 750 ml (milliliter) bottle are generally referred to as "premium wines". There are three segments within the premium wine market. These segments are the "popular premium" wines which retail between $3.00 and $7.00 per 750 ml bottle, "super premium" wines which retail between $7.00 and $14.00 per 750 ml bottle and "ultra premium" wines which retail over $14.00 per 750 ml bottle.


     Champagnes are the most famous wines in the world. Born in the province of Champagne, in northeastern France, it is the only one of the world's hundreds of sparkling wines that rightly bears the name Champagne.


     In 1996, shipments of champagne from France set a record of 95 million bottles. The United States alone imported over 13 million bottles of champagne from France in 1996. The United States was the third largest importer of champagne in the world in 1996, trailing only the United Kingdom and Germany.

     Since 1993, the overall United States wine market has enjoyed four consecutive growth years posting a 2.3% growth between 1995 and 1996. In 1995, wine imports climbed to 72.5 million gallons and accounted for 15.7% of total wine sales. Import wines share of the United States wine market varies widely among different states, with shares generally higher in the East and lower in the West. In 1996, imports accounted for 23.8% of wine sales in New York and 19.4% of wine sales in Florida, but only 9.2% of wine sales in California. The 1996 figures surged by 5.7 million cases, up 19% from 1995, mainly because of huge gains by European wines and products from Chile, Brazil, Argentina and Australia. European table wines sported relatively high growth in 1996 with Italy at 15% of the import market, France at 18% of the import market and Spain at 15% of the import market leading the way.

     The Company believes that Americans now consume more table wine for a number of reasons including favorable news about the health benefits of red wine, favorable new United States dietary guidelines, new packaging and a strong economy.

  Spirits Industry

     Spirits are essentially all alcoholic beverages other than beer or wine. Spirits are created through the process of distilling, which reduces water content and greatly increases the alcohol strength of an alcoholic beverage. Where beers on average have an alcohol content ranging from 2% to 8% and wines have an alcohol content ranging from 8% to 14%, distilled spirits are usually in the range of 35% alcohol content, although individual products may be higher or lower.

     Buoyed by a strong economy, sales of distilled spirits reversed a 15-year record of decline, with volume rising 0.3 percent in 1996 to 135 million nine-liter cases, according to Impact Databank.

     One category of spirits is the prepared cocktail. Prepared cocktails as a whole were up in 1996 by more than 11% as compared to 1995, and were led by Heublein's TGI Friday's line. The TGI Friday's brand had a strong year in 1996, with a 68% sales gain over 1995 to reach more than 1.1 million 9-liter cases sold. The brand has had an annual compound growth rate of more than 100% since 1992. Alize, the cognac and passion fruit prepared cocktail distributed by Kobrand Corporation, had 1996 sales of 430,000 9-liter cases, more than tripling its sales since 1994.

PRODUCTS

  Beer Products

     The Company's beer products currently consist of three crafted brews from the Tsingtao Brewery No. 3 in the People's Republic of China. These three products are Red Dragon Draft, Red Dragon Light and Red Dragon Amber.

     The Tsingtao Brewery No. 3 is located at the foot of the Tin Zhu Mountains in Shangdong Province. In producing its beer products, the brewery utilizes a unique patented process which is designed to eliminate all impurities from the water used in the brewing process, thus creating a beer which tastes pure, and is clear. The brewing process utilized by the Tsingtao Brewery No. 3 has earned the brewery a number of national quality awards in China such as the Medal of Most Popular with Consumers, the Medal of Beer Trusted by Consumers (issued in the First Light Industry Fair), the title of Qingdao High Quality Product, and the title of National Ten Best Stars. The quality awards earned by the brewery are presented in Beijing to less than two percent of the more than 800 breweries operating in the People's Republic of China.

     Tsingtao , the owner and operator of Tsingtao Brewery No. 3 is China's most famous beer producer. Its regular beer product, "Tsingtao Beer", is the number one Chinese Beer imported in the United States and ranks among the top 25 imported beers (out of over 600 brands) in the United States. Tsingtao Beer is also the number one branded consumer product exported from China. Since 1986, Tsingtao Beer has sold approximately 1,000,000 cases annually in the United States. Tsingtao Beer is served in more than 90% of all Chinese restaurants in the United States. It is the only Chinese beer available in all fifty states of the United States. Tsingtao Beer was awarded a gold medal for its superior taste and quality by a panel of highly acclaimed chefs belonging to Chefs in America, a prestigious culinary association.


     The Company's exclusive Import and Distribution Agreement with Tsingtao Brewery No. 3 provides the Company with the exclusive right to market and distribute in the United States the Red Dragon beer brands only, and not the regular beer product, "Tsingtao Beer," which is also produced at Tsingtao Brewery No. 3. The Red Dragon beer brands represent the draft, light and amber beer types produced at Tsingtao Brewery No. 3, while Tsingtao Beer represents the regular beer product produced at Tsingtao Brewery No. 3. With its newly crafted Red Dragon brands, the Company intends to further expand the growing market for Asian beer imports, and specifically, the market for Chinese beer imports.

  Wine Products

     The Company is a supplier of a diverse line of popular premium and super premium varietal wines produced in the Bordeaux region of France. The Company's wines are procured from five different French wine producers. These producers are Les Vignerons De Buzet, Armadis, SICA-Les Chais Du Prevot, Cave Vignoble Gursonnais and Godet Freres.

     Les Vignerons De Buzet ("Buzet") is the second largest exporter of "co-op" wines in France, shipping over 3,000,000 bottles worldwide and selling an additional 3,500,000 bottles to restaurants within France. Buzet offers a diverse line of premium table wines under three different labels. These labels are Renaissance, Excellance and Instant Nature, with each label providing premium red, white and rose flavors.

     The Buzet Red Renaissance is made from Merlot, with the addition of Cabernet Sauvignon, and has a distinctive character. The Buzet White Renaissance is made principally from Semillion, Sauvignon and Muscatel, and has a floral, fruity aroma. The Buzet Rose Renaissance is made from a harmonious blend of Merlot and Cabernet and is supple and fruity.

     The Company expects that its Buzet Renaissance and Excellance lines will be sold to consumers at prices between $5.50 and $8.00 per 750 ml bottle.

     Buzet Instant Nature lines will consist of Red Instant Nature and White Instant Nature. The Instant Nature lines are unique in that their labels have various wildlife scenes depicting what foods these wines are best to be consumed with.

     Armadis provides the Company with a variety of labels which will be marketed and sold to the United States consumer. The relatively low priced popular premium labels of Bordeaux Rouge, Bordeaux Blanc Dry and Bordeaux Blanc Sweet are expected to retail in the $6.00 per 750 ml bottle range. The super premium premier line of Premieres Cotes de Bergerac in Blanc Molleux, Monbazellas, Sauternes and Medoc will retail from $9.00 to $15.00 per 750 ml bottle. Also falling into this range will be the Armadis Montagne St. Emilion and Graves Rouge.

     SICA-Les Ches Du Prevot provides the Company with the popular premium wines of Entre Duex Mers, Bordeaux Blanc, Bordeaux Rouge and Bordeaux Superieur. Entre Duex Mers is a dry wine containing 70% Semillion, 20% Sauvignon and 10% Muscatel. The Sauvignon and the Muscatel bring floral aromas to the wine and the Semillion gives it a fruity taste. The Bordeaux Blanc is 100% Sauvignon with a prevailing floral aroma and a fruity (orange family) taste. The Bordeaux Rouge is 50% Merlot, 40% Cabernet Franc and 10% Cabernet Sauvignon, and has a harmony and fineness which enable it to be tasted in its youth. The Bordeaux Superieur is 30% Merlot, 30% Sauvignon and 40% Cabernet Franc, and has a dark purple color, intense aromas and a fruity taste. All of the SICA-Les Ches Du Prevot wines are expected to retail to the consumer at $5.00 to $7.00 per 750 ml bottle.

     Cave du Vignoble Gursonnais provides the Company with a line of popular premium wines under the Bergerac, Cotes de Bergerac and Moelleux labels. Some of the wines within these lines are the Bergerac Blush, which is a wine which comes from Cabernet grapes soaked during a short period, the Cotes de Bergerac Dry White, which comes from a blend of Muscatel and Semillion, the Cotes de Bergerac Mellow White, which has a very intense flavor and which is reminiscent of the passion fruit, and Cotes de Bergerac Mellow Prestige, which is a combination of Semillion, Sauvignon and Muscatel. The Company expects that all of the Cave de Vignoble Gursonnais wines will retail to the consumer at a price range of between $5.00 to $8.00 per 750 ml bottle.

     Godet Freres provides the Company with an elite champagne. The Company will offer three types of Godet Freres champagne. A Brut, which is usually the best choice for an aperitif because it contains almost no sugar, a Rose, which is produced in only small amounts, and a Cuvee, which is a four year old champagne. Both the Brut and Rose are aged for two years before being made available for commercial sale.

     The Company will offer its Cuvee in both a standard 750 ml bottle and a magnum 1.5 liter bottle. The Company expects its Godet Freres champagnes to retail in the $20.00 to $30.00 per 750 ml bottle range. As a general rule, champagne can never be expected to be inexpensive because by the time a bottle of champagne leaves a wine cellar, it has been handled at least 150 times. For example, champagne bottles are typically stored on a rack on a 45 degree angle, and are turned daily to force any sediment into the neck of the bottle up near the bottle's cork.

  Spirits Products

     In addition to wines, Armadis also provides the Company with a product called La Belle Sandrine. La Belle Sandrine is a unique aperitif which is a blend of the exotic flavor of passion fruit and armagnac. Although it is ideal as a before dinner drink, it can also be appreciated at any time of day or night, and can be served chilled, over ice, or added to other cocktails.

SALES, MARKETING AND DISTRIBUTION

     The Company expects to sell its products to independent beverage distributors and wholesalers for resale to retailers who sell alcoholic beverages to the consumer. Independent wholesale distributors (all of whom may carry other beverage products that compete with the Company's products) will be formally appointed by the Company in a variety of ways throughout the states in which the Company does business. The Company anticipates that in most cases, there will be variations in appointment procedures which are directly attributable to state alcoholic beverage laws mandating territorial appointment (some exclusive and some non-exclusive), restricting in various ways the Company's ability to terminate or not renew the services of wholesale distributors and providing varying periods and methods of resolving contractual disputes. Generally, these state laws vary from a requirement that good cause be shown for the action taken to a requirement that compensation be paid to the terminated distributor for the fair market value of the lost business.

     The Company believes that its specific distribution and sales strategy will necessarily vary among its beer, wine and spirits products. Preliminarily, the diverse strategies for each such product will be as follows:

     Beer Distribution. The Company's beer products are expected to be initially distributed primarily to Asian-themed (initially Chinese) restaurants, bars and taverns, and later to brew pubs, warehouse clubs and specialty liquor stores that sell a variety of imported beers. The Company's beer products will be delivered to these retail outlets through a network of approximately 20 local and regional distributors.


     The Company plans to initially introduce its Red Dragon beer products to distributors who serve eight primary states which have the majority of Chinese theme restaurants and retailers, and who currently sell Tsingtao Beer. These eight primary states are California, Illinois, New York, Virginia, Florida, Maryland, Georgia and Colorado. The Company expects that these markets will account for the greatest percentage of its Red Dragon beer distribution in the near future.


     Wine Distribution. The Company's wine products are expected to be distributed in restaurants, bars and taverns, warehouse clubs, liquor stores and supermarkets. The Company plans for its wine products to be delivered initially to these retail outlets through a network of approximately 10 local and regional distributors, or will be provided to retailers (such as wholesale clubs) through direct shipment to warehouse facilities. In the event of direct shipments to warehouse facilities, local distributors will be paid a stocking fee and be responsible for insuring that all excise taxes are paid where required by revenue authorities.

     Initially, the Company will contract with regional distributors in the least competitive markets on the East Coast. Distribution will begin in the region of Delaware and gradually move south to Florida. As the Company is able to demonstrate the viability of its wine products, it expects to be able to expand its distribution network west into those regions of the United States where California produced wines are also distributed.

     With respect to its champagnes, the Company will focus on contracting with wine distributors who concentrate on the restaurant trade. The Company realizes that champagne is mostly a seasonal beverage, and will look for most of its champagne sales to be in the third and fourth quarters of the year. The Company expects its champagne products to perform well in specialty wine shops and large liquor stores that offer a large variety of wines and champagnes to consumers at prices ranging from inexpensive to higher price quality products.

     Spirits. The Company's spirits products will be purchased by consumers at restaurants, bars and taverns, as well as in bottles at liquor stores, warehouse clubs and supermarkets (where permitted by law). The Company believes that its spirits products will initially be delivered to these retail outlets through a network of approximately 12 regional distributors who serve the Southeastern and Southwestern states of the United States, and the Caribbean Islands.



     The Company plans to initially introduce its flagship spirits product, La Belle Sandrine, to distributors who serve states and regions which have relatively warm climates and which are less likely to be affected by seasonal climate changes. Once the viability of the product is proven, the Company will seek to effectuate an alliance with a large national distributor of spirits products in order to secure nationwide distribution of La Belle Sandrine.


     In each of its targeted markets, the Company will select its distributors based on a number of factors including: (i) market strength measured in terms of financial resources and number and size of accounts served, (ii) commitment to expend resources to educate consumers and retailers about the quality and tastes of the Company's beer, wine and spirits products, (iii) reputation for customer service, including the ability to frequently service retail accounts and to merchandise the Company's products aggressively and (iv) commitment to community involvement.

     The Company expects to pursue promotional strategies that are designed to create strong brand awareness built on quality products, service to distributors and product imaging. The Company believes that grass root promotion, word-of-mouth reputation and an identifiable and favorable price to quality value quotient are the principal elements influencing consumer product selection. As a result, the Company anticipates devoting considerable effort, through tastings and distributor visits, to educating distributors and consumers as to the distinctive qualities of its products. The Company will participate in localized promotions designed to enhance the reputation of the Company and its products. The Company's sales and marketing staff will focus principally on distributor training and assistance, local promotions, and programs for on-premises consumer and retailer education. To build brand recognition in its target markets, the Company anticipates sponsoring or participating in cultural and community events, music and other entertainment performances, craft and imported beer festivals and cuisine events, and sporting events.

     The Company believes that an important function of its sales and marketing staff will be to elevate distributor and retailer awareness of the distinctive qualities of the Company's beer, wine and spirits products. This will be accomplished primarily through direct contact with restaurants, pubs, taverns and grocery chains, and by supplying distributors with distinctive point-of-sale materials, including neon signs, posters, table tents, coasters, calendars, glassware and promotional flyers. The Company's sales staff will meet frequently with distributor sales representatives to jointly visit retail accounts to educate retailers about the quality of the Company's products. This, in turn, allows retailers to assist in educating consumers.

     The Company will use distinctive graphics in its packaging and marketing materials designed to set the Company's products apart and promote strong brand recognition. To differentiate its beer products, the Company plans to sell and distribute a line of T-Shirts, sweatshirts, jackets, hats and similar products emblazoned with the Company's Red Dragon logo and graphics.

     The Company will also utilize direct mail, distributing a full color merchandise catalogue to the Company's distributors and retailers.

COMPETITION

     The Company competes in niche segments of the United States alcoholic beverage industry. The Company believes that presently its beer products compete with imported Asian beers, its wine products compete with domestic and imported wines that generally sell in the range of $5.00 to $8.00 per 750 ml bottle, and its spirits products compete with other prepared cocktails. The principal competitive factors affecting the market for the Company's products include product quality and taste, packaging, price, brand recognition and distribution capabilities. The Company believes that its products will compete favorably overall with respect to these factors. There can be no assurance however that the Company will be able to compete successfully against current and future competitors based on these and other factors.

     The Company competes with a variety of importers and suppliers of alcoholic beverage products, many of whom have significantly greater financial, administrative, distribution and marketing resources and a higher level of brand recognition than the Company. With respect to its Red Dragon beer products, the Company anticipates competition from Sapporo USA, Inc. and Kirin Brewery of America, major importers and distributors of alcoholic beverage products, and the importers and distributors of such Asian beer brands as Sapporo Draft and Kirin Lager and Kirin Light. With respect to its wine products, the Company expects to compete with major importers, distributors and suppliers of domestic and foreign wines such as Allied Domecq Spirits and Wine and Worldwide Wine and Spirits, Inc. With respect to its primary spirits product, La Belle Sandrine, the Company anticipates competition from Kobrand Corporation, the importer and distributor of Alize.

     The Company anticipates increased competition in all of the product markets that it serves. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on the Company.

EMPLOYEES

     As of the date of this Prospectus, the Company employs two persons other than its executive officers. One of these two persons is Robert K. Walker, whom the Company considers to be a key employee.

     ROBERT K. WALKER has been General Manager of the Company since its inception and served as the Company's President from the Company's inception to March 1997. From December 1991 to January 1996, Mr. Walker was President of Leasing Associates, a Hollywood, Florida based company engaged in store site development for Food Lion, Inc. Also from 1993 through 1995, Mr. Walker served as President of Never Burn, Inc., a Hollywood, Florida based suncare products distributor. Mr. Walker holds a BA degree from Virginia Wesleyan College.

     The Company expects to hire additional employees in the first quarter of 1998. It is anticipated that additional employees will be hired in the areas of sales and marketing and administration. See "Plan of Operation -- Expansion of Management and Administrative Personnel."

CONSULTANTS

     The Company has formed a team of consultants with which it may consult on various matters relating to the business of the Company. Consultants may not be officers or directors of the Company although they may be shareholders. The establishment of a consulting team is not intended to be a delegation by the Company's officers and directors of their power of management and control of the Company, as management and control of the Company shall at all times be retained by the Company's officers and directors. As of the date of this Prospectus, the following persons have agreed to provide consulting services to the Company:

     KEN CALLIHAN is a marketing consultant responsible for researching market conditions in the alcoholic beverage industry, and designing and implementing marketing strategies for the Company. Mr. Callihan has worked with beer producers such as Anheuser-Busch, and has been a consultant to Sweden's Kalbach Beer. Mr. Callihan holds a BA degree from Drew University and an MBA from Fairleigh Dickinson University.

     EMMANUEL LEBLANC is collaborating with the Company on coordinating and facilitating container shipments of the Company's products from France to the United States. From April 1995 to December 1996, Mr. LeBlanc was Station Manager for Regional Airlines in Bordeaux, France. As Station Manager for Regional Airlines, Mr. LeBlanc was responsible for overseeing and coordinating all freight shipments on all domestic flights for the airlines. From 1990 to 1995, Mr. LeBlanc was the Airport Agent, Ramp and Freight Coordinator for American Airlines in Paris, France. Mr. LeBlanc received a BA degree in English at the University of Tours (France).

     JEAN FRANCOIS LOUCHET is consulting with the Company in the area of quality assurance for the Company's wine and spirits products. Mr. Louchet is the former owner of a restaurant in Southwest France where he was constantly involved in the selection and procurement of wines. For a number of years, Mr. Louchet was the Sales Manager and Managing Director for Hepworth Holding Company, a United Kingdom corporation, where he supervised the France branch of Hepworth Holding Company. Mr. Louchet also served in the French Army achieving the rank of Sergeant.

FACILITIES

     The Company's corporate offices are located in a 925 square foot facility leased by the Company in Ft. Lauderdale, Florida. The Company entered into the lease for its corporate offices on September 30, 1996. The rental payment is currently $740 per month. The Company's lease expires on September 30, 1998. The Company has an option to renew the lease for its corporate offices for an additional two year period at a rental rate of $775 per month. The Company believes that its current corporate offices are adequate for its present needs.

GOVERNMENT REGULATION

     The Company's business is highly regulated by federal, state and local laws and regulations. Federal and state laws and regulations govern licensing requirements, trade and pricing practices, permitted and required labeling, advertising, promotion and marketing practices, relationships with distributors and related matters. For example, federal and state regulators require warning labels and signage on the Company's products. The Company believes that it has obtained all regulatory permits and licenses necessary to operate its business in the states where the Company's products are to be distributed. Failure on the part of the Company to comply with federal, state or local regulations could result in the loss or revocation or suspension of the Company's licenses, permits or approvals and accordingly could have a material adverse effect on the Company's business. The Company is operating within existing laws and regulations or is taking action aimed at assuring compliance therewith. The Company does not expect compliance with such laws and regulations to materially affect the Company's capital expenditures, earnings or competitive position.

TRADEMARKS


     The Company has applied to the United States Patent and Trademark Office (the "PTO") to register its Red Dragon mark. On February 9, 1998, the Company received notification from the PTO that a notice of opposition to the Company's application for registration of its Red Dragon mark has been filed by Desnoes & Geddes, Ltd., a Jamaican Corporation ("Desnoes & Geddes") which distributes beer products under the brand names of Dragon Stout and Midnight Dragon. The Desnoes & Geddes notice of opposition claims that the Company's Red Dragon mark is confusingly and deceptively similar to the Dragon Stout and Midnight Dragon names and therefore the purchasing public is likely to be confused into wrongly believing that the Company's goods originate with, or are sponsored by, Desnoes & Geddes.



     The Company intends to respond to the Desnoes & Geddes notice of opposition in a manner which will be designed to cause the PTO to determine that the Desnoes & Geddes notice of opposition is without merit and that the Company's Red Dragon mark should be registered. However, absolutely no assurance can be given that the Company will be able to overcome the Desnoes & Geddes notice of opposition and have its Red Dragon mark registered.



     Should the Company be unable to register its Red Dragon mark, then the Company may be required to obtain some form of license or other proprietary right of third parties from Desnoes & Geddes in connection with the use of the Company's Red Dragon mark. No assurance can be given that any licenses or arrangements required for the use of the Red Dragon mark would be made available on terms acceptable to the Company, if at all.



     The inability of the Company to use its Red Dragon mark may adversely affect the Company's Chinese beer distribution business. Further, the inability of the Company to use its Red Dragon mark in connection with its Chinese beer business may require the Company to develop and implement alternative trademarks for its Chinese beer business, which may require the Company to incur substantial costs related to such development and implementation.



     The Company may in the future receive communications from third parties asserting that the Company is infringing certain trademark rights of others. No assurance can be given that any of these claims will not result in protracted and costly litigation and that damages for infringement will not be assessed.



     In general, the Company's policy will be to pursue registration of its marks whenever possible and to oppose vigorously any infringement of its marks. There can be no assurance that any of the Company's trademarks will afford protection against competitors with similar products. There can also be no assurance that the Company's trademarks will not be infringed upon or designed around by others, or that the Company can adequately prosecute or defend any infringements.


LEGAL PROCEEDINGS

     The Company is not a party to any litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their ages as of the date of this Memorandum are set forth below:

               NAME                  AGE                  POSITION(S) HELD
               ----                  ----                 ----------------
C. Michael Fisher                    43          Chairman of the Board, President
                                                 and Director
Francis X. Scanlan                   48          Chief Financial Officer
Edward L. Magdycz                    49          Secretary and Director
Regis I. Louchet(1)                  28          Subsidiary President
Francis J. Hornik, Jr.               56          Director

---------------

(1) Mr. Louchet is not an executive officer of the Company, but is listed by reason of his status as President of R&R (Bordeaux) Imports, Inc., a wholly-owned subsidiary of the Company.

     C. MICHAEL FISHER has been Chairman of the Board, President and a Director of the Company since March 31, 1997. Mr. Fisher is also President of Fisher and Associates Realty and Princessboro Development Co., Inc., which are real estate development firms located in Virginia Beach, Virginia; positions which he has held since 1980 and 1984 respectively. In his capacity as President of Fisher and Associates Realty and Princessboro Development Co., Inc., Mr. Fisher has been responsible for locating sites, obtaining anchor tenants and performing leasing duties for approximately 15 food and drug retail shopping centers throughout the Mid-Atlantic region of the United States. Mr. Fisher holds a BA degree from Virginia Wesleyan College.

     FRANCIS X. SCANLAN has been the Company's Chief Financial Officer since March 4, 1997. Prior to joining the Company, Mr. Scanlan was the MIS Manager, Operations Manager and Controller of Innovation Computers, a retailer and telemarketer of computer related products. From September 1994 through October 1995, Mr. Scanlan was a computer consultant to Sales Control Systems, a manufacturer of computer-related products. From March 1994 through September 1994, Mr. Scanlan was Chief Financial Officer of The Marbledge Group, Inc., an importer, manufacturer and installer of natural stone products. From 1989 through 1994, Mr. Scanlan was Chief Financial Officer of Bernstein/Leibatone Associates, Inc., a Nasdaq Stock Market company engaged in the business of importing and distributing vinyl packaging textiles. Mr. Scanlan holds an MBA degree and a BBA degree in Accounting from Florida Atlantic University.

     EDWARD L. MAGDYCZ has been Secretary and a Director of the Company since March 31, 1997. From the Company's inception until March 31, 1997, Mr. Magdycz was Director of Sales and Marketing for the Company. From November 1993 to December 1995, Mr. Magdycz was a District Sales Manager for Calico Industries, Inc., an Annapolis Junction, Maryland based company engaged in the sales and distribution of food and beverage service equipment. From December 1992 through November 1993, Mr. Magdycz was a Vice President of Sales and Marketing for Never Burn, Inc., a Hollywood, Florida based suncare products distributor. From 1976 to November 1992, Mr. Magdycz was a District Manager for the Vollrath Company, Inc., a Sheboygan, Wisconsin based food service equipment manufacturer. Mr. Magdycz holds a BS degree from the University of Delaware.

     REGIS I. LOUCHET has been the President and a Director of R&R (Bordeaux) Import Co., Inc. since April 1, 1997. Prior to becoming President of R&R (Bordeaux) Import Co., Inc., Mr. Louchet served as the Company's Secretary. From February 1995 to November 1996, Mr. Louchet was the President of French Cooking, Inc., a food catering company located in Hollywood, Florida. From July 1993 to February 1995, Mr. Louchet was the head Chef and Director of Purchasing of food and wines at Duo Traituer and La Convention restaurants in France. From January 1992 to July 1993, Mr. Louchet was the head Chef at Le Foch and Le Pelican restaurants in France. From December 1990 to November 1991, Mr. Louchet served at Hotel Matignon where he directed the food and wine staff for French Prime Ministers Michel Rocard and Edith Cresson and where he was responsible for purchasing and quality assurance of all food and beverages.

     FRANCIS J. HORNIK, JR. has been a Director of the Company since April 21, 1997. Since 1980, Mr. Hornik has been the sole proprietor of his own public accounting firm located in Chesapeake, Virginia.

COMPENSATION OF DIRECTORS

     The Company's directors will not receive compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the aggregate cash compensation paid or accrued by the Company to each of the Company's executive officers and key employees for services rendered to the Company during the Company's fiscal year ended 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                               ANNUAL COMPENSATION            ------------------------
                                        ----------------------------------    SECURITIES     ALL OTHER
                                                     BONUS    OTHER ANNUAL    UNDERLYING       COMP.
     NAME AND PRINCIPAL POSITION        SALARY($)     ($)     COMPENSATION    OPTIONS(#)        ($)
     ---------------------------        ---------    -----    ------------    -----------    ---------
C. Michael Fisher.....................     $0         $0           $0             $0            $0
  Chairman of the Board
  and President
Edward L. Magdycz.....................      0          0            0              0             0
  Secretary
Robert K. Walker......................      0          0            0              0             0
  General Manager

EMPLOYMENT AGREEMENTS

     During the first quarter of 1998, the Company expects to enter into formal employment agreements with C. Michael Fisher, the Company's Chairman of the Board, Edward L. Magdycz, the Company's Secretary, Francis X. Scanlan, the Company's Chief Financial Officer and Robert K. Walker, the Company's General Manager. It is anticipated that said employment agreements will provide that Messrs. Fisher, Magdycz, Scanlan and Walker shall be entitled to an annual base salary of $35,000, $35,000, $40,000 and $35,000 respectively. In addition to securing the annual cash compensation arrangement for Messrs. Fisher, Magdycz, Scanlan and Walker, the employment agreements are also expected to address cash and stock bonuses payable to such officers, medical, life and disability insurance coverage, incentive compensation, automobile allowances and reimbursement of expenses incurred on behalf of the Company.

                               STOCK OPTION PLANS

1997 INCENTIVE STOCK OPTION PLAN

     The Company's 1997 Incentive Stock Option Plan (the "1997 Option Plan") was adopted by the Board of Directors and a majority of the shareholders of the Company on October 10, 1997. A total of 750,000 shares of Common Stock are reserved for issuance under the 1997 Option Plan. The 1997 Option Plan provides for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the granting to employees and consultants of nonstatutory stock options. The 1997 Option Plan may be administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"), which committee shall satisfy the applicable requirements of Section 16 of the Exchange Act and the Code. The Administrator determines the terms of options granted under the 1997 Option Plan, including the number of shares subject to the option, exercise price, term and the rate at which the options become exercisable. The exercise price of all incentive stock options granted under the 1997 Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant other than those granted to certain executive officers of the Company which must have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must equal at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price may be paid in such consideration as determined by the Administrator, including cash and promissory notes. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the term of the option is limited to five years or less. The term of all other options may not exceed ten years. If not terminated earlier, the 1997 Option Plan will terminate in 2007. The Administrator has the authority to amend or terminate the 1997 Option Plan as long as such action does not adversely affect any outstanding options. In the event of a proposed sale of all or substantially all of the Company's assets, or a merger of the Company with or into another corporation, each option will be assumed or an equivalent option substituted by the successor corporation, unless the Administrator determines, in the exercise of its sole discretion, that the optionee will have the right to exercise the option as to some or all of the shares of stock covered by the option, including shares as to which the option would not otherwise be exercisable, in which case each option will be exercisable for 30 days from the date of notice of such determination.

1997 DIRECTORS' STOCK OPTION PLAN

     The 1997 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors and approved by a majority of the stockholders of the Company on October 10, 1997. A total of 250,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. The Directors' Plan provides that each person who is a nonemployee director of the Company upon joining the Board of Directors, shall be granted a nonstatutory stock option to purchase 1,000 shares of Common Stock (the "First Option"). Thereafter, on January 1 of each year commencing January 1, 1998, each nonemployee director shall be automatically granted an additional option to purchase 500 shares of Common Stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each anniversary of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each nonemployee director shall have either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable, or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such dissolution, liquidation, sale, merger or reorganization. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option, and the provisions regarding the grant of options under the plan may be amended only once in any six-month period, other than to comport with changes in the Employee Retirement Income Security Act of 1974, as amended or the Code. If not terminated earlier, the Directors' Plan will have a term of ten years.

     During the period in which the Registration Statement of which this Prospectus is a part is effective, the total amount of shares of Common Stock issuable pursuant to outstanding options of the Company granted under the 1997 Option Plan and the Directors' Plan shall not exceed 10% of the shares of Common Stock to be outstanding upon completion of the offering of the Units hereby.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRIOR ISSUANCES OF THE COMPANY'S SECURITIES


     The Company was formed on February 12, 1996. From approximately March 31, 1996 to May 31, 1996, the Company issued 1,718,400 shares of its Common Stock to six persons for an aggregate cash purchase price of $4,080. Purchasers of the 1,718,400 shares included Robert K. Walker, General Manager of the Company, who acquired 488,400 shares of Common Stock for an aggregate price of $430, Euro Imperial Group, Ltd., a corporation controlled by C. Michael Fisher, Chairman of the Board and President of the Company, which acquired 148,000 shares of Common Stock for an aggregate price of $750 and Paris International Holding Corp., a corporation controlled by Mr. Fisher and Mr. Walker, which acquired 440,000 shares of Common Stock for an aggregate price of $2,250.



     From approximately June 14, 1996 to March 31, 1997, the Company issued 443,600 shares of its Common Stock to 47 persons for an aggregate cash purchase price of $110,900. Purchasers of the 443,600 shares included Kristopher Walker, the minor child of Robert K. Walker, who acquired 800 shares of Common Stock for an aggregate purchase price of $200, Ed Magdycz, the Secretary and a director of the Company, who acquired 2,000 shares of Common Stock for an aggregate purchase price of $500, Katie and Lauren Fisher, the minor children of C. Michael Fisher, who acquired 800 shares of Common Stock for an aggregate purchase price of $200, Regis Louchet, President of R&R (Bordeaux) Imports, Inc., a wholly-owned subsidiary of the Company, who purchased 17,600 shares for an aggregate purchase price of $4,400 and Robert H. Walker, the father of Robert K. Walker, who acquired 60,000 shares of Common Stock for an aggregate purchase price of $15,000.



     On March 31, 1997, the Company acquired R&R (Bordeaux) Imports, Inc., a Florida corporation and wholly owned subsidiary of the Company. In the acquisition of R&R (Bordeaux) Imports, Inc., the Company issued 60,000 shares of its Common Stock to three persons. Recipients of the 60,000 shares included Robert K. Walker, who received 10,000 shares, Regis Louchet, who received 10,000 shares, and Jean Francis Louchet, the father of Regis Louchet, who received 40,000 shares.



     From July 30, 1997 to October 1997, the Company issued 38,000 shares of its Series A Preferred Stock to five persons for an aggregate cash purchase price of $95,000. Purchasers of the 38,000 shares of Series A Preferred Stock included C. Michael Fisher, who purchased 16,000 shares for an aggregate purchase price of $40,000 and Euro Imperial Group, Ltd., which purchased 8,000 shares for an aggregate purchase price of $20,000.


CERTAIN MATERIAL CONTRACTS


     On December 13, 1996, the Company entered into an Import and Distribution Agreement with Cave du Vignoble Gursonnais pursuant to which the Company was appointed the exclusive distributor in North America and the Caribbean Islands of all wine products produced by Cave du Vignoble Gursonnais. The term of the agreement is for three years and is automatically renewed for additional terms of 10 years each, unless either party gives the other sufficient written notice of non-renewal. During the calendar year beginning January 1, 1997, the Company is required to make a minimum annual total purchase of wine products of $100,000 U.S. Commencing with the calendar year beginning January 1, 1998, the Company is required to make a minimum annual total purchase of wine products of $150,000 U.S. Commencing with the calendar year beginning January 1, 1999, the Company is required to make a minimum annual total purchase of wine products of $400,000. The Company did not meet its minimum annual purchase requirement during the 1997 calendar year. If, commencing with the 1999 calendar year, the Company fails to meet the minimum annual purchase requirements set forth above, then the agreement between the Company and Cave du Vignoble Gursonnais will become a non-exclusive agreement.


     On March 7, 1997, the Company entered into an Import and Distribution Agreement with Armadis pursuant to which the Company was appointed the exclusive distributor in North America and the Caribbean Islands of all wine and spirits products produced by Armadis. The term of the agreement is for 30 years and is automatically renewed for additional terms of 10 years each, unless either party gives the other sufficient written notice of non-renewal. During the calendar year beginning January 1, 1997, the Company is required to make a minimum annual total purchase of wine products of $300,000 U.S. Commencing with the calendar year beginning January 1, 1998, the Company is required to make a minimum annual total purchase of wine products of $500,000. Commencing with the calendar year beginning January 1, 1999, the Company is required to make a minimum annual total purchase of wine products of $1,000,000. The Company did not meet its minimum annual purchase requirement during the 1997 calendar year. If, commencing with the 1999 calendar year, the Company fails to meet the minimum annual purchase requirements set forth above, then the agreement between the Company and Armadis will become a non-exclusive agreement.



     On March 11, 1997, the Company entered into an Import and Distribution Agreement with Les Chais du Prevot pursuant to which the Company was appointed the exclusive distributor in North America and the Caribbean Islands of all wine products produced by Les Chais du Prevot. The term of the agreement is for three years and is automatically renewed for additional terms of three years each, unless either party gives the other sufficient written notice of non-renewal. During the calendar year beginning January 1, 1997, the Company is required to make a minimum annual total purchase of wine products of $100,000 U.S. Commencing with the calendar year beginning January 1, 1998, the Company is required to make a minimum annual total purchase of wine products of $150,000 U.S. Commencing with the calendar year beginning January 1, 1999, the Company is required to make a minimum annual total purchase of wine products of $400,000 U.S. The Company did not meet its minimum annual purchase requirement during the 1997 calendar year. If, commencing with the 1999 calendar year, the Company fails to meet the minimum annual purchase requirements set forth above, then the agreement between the Company and Les Chais du Prevot will become a non-exclusive agreement.



     On April 16, 1997, the Company entered into an Import and Distribution Agreement with Vignerons De Buzet pursuant to which the Company was appointed the exclusive distributor in the United States (excluding the State of New York) and the Caribbean Islands of all wine products produced by Vignerons De Buzet. The term of the agreement is for 10 years and is automatically renewed for additional terms of five years each, unless either party gives the other sufficient notice of non-renewal. During the calendar year beginning January 1, 1997, the Company is required to make a minimum annual purchase of wine products of 275,000 French Francs (FF). Commencing with the calendar year beginning January 1, 1998, the Company is required to make a minimum annual total purchase of wine products of 825,000 FF. Commencing with the calendar year beginning January 1, 1999, the Company is required to make a minimum annual total purchase of wine products of 2,200,000 FF. The Company did not meet its minimum annual purchase requirement during the 1997 calendar year. If, commencing with the 2000 calendar year, the Company fails to meet the minimum annual purchase requirements set forth in the agreement, then the agreement between the Company and Vignerons De Buzet shall become a non-exclusive agreement.



     On September 29, 1997, the Company entered into an Import and Distribution Agreement with Godet Freres pursuant to which the Company was appointed the exclusive distributor in North America and the Carribean Islands of champagne products produced by Godet Freres. The term of the agreement is for five years and is automatically renewed for additional terms of five years each, unless either party gives the other sufficient notice of non-renewal. During the calendar year beginning 1997, the Company is required to make a minimum annual total purchase of champagne products of 400 cases (each case consisting of 12 bottles). Commencing with the calendar year beginning just after the Company receives required regulatory approval related to labeling of the champagne products, the Company is required to make a minimum annual total purchase of 600 cases, followed by a minimum of 800 cases the next calendar year and a minimum of 1,000 cases the calendar year thereafter. The Company did not meet its minimum annual purchase requirement during the 1997 calendar year. If, commencing with the 1998 calendar year, the Company fails to meet the minimum annual purchase requirements set forth in the agreement, then the agreement between the Company and Godet Freres shall become a non-exclusive agreement.


     On November 24, 1997, the Company entered into a Distribution Agreement with the People's Republic of China, Tsingtao Brewery No. 3 Co., Ltd. pursuant to which the Company was appointed the exclusive distributor in North America of all Red Dragon beer products produced by the Tsingtao Brewery No. 3. The term of the agreement is for five years and is automatically renewed for additional terms of 10 years each, unless either party gives the other sufficient written notice of non-renewal. During the calendar year beginning January 1, 1998, the Company is required to make a minimum annual total purchase of beer products of $200,000 U.S. Commencing with the calendar year beginning January 1, 1999, the Company is required to make a minimum annual total purchase of beer products of $250,000 U.S. Commencing with the calendar year beginning January 1, 2000, the Company is required to make a minimum annual total purchase of beer products of $1,000,000 U.S. If, commencing with the 2000 calendar year, the Company fails to meet the minimum annual purchase requirements set forth above, then the agreement between the Company and the Tsingtao Brewery No. 3 Co., Ltd. will become a non-exclusive agreement.

OTHER EVENTS


     The Law Offices of John W. Martin is presently retained and has been retained by the Company as its outside general counsel since its inception. On April 29, 1996, the Company issued 400,000 shares of its Common Stock to the Law Offices of John W. Martin in consideration for legal services rendered to the Company by the Law Offices of John W. Martin, which legal services included the rendering of general corporate advice, and preparing various corporate documents and plans, in connection with the formation and organization of the Company, the negotiation and preparation of various Company agreements, including but not limited to the Company's agreements with its producers and distributors, and the rendering of advice, and the preparation of documents, in connection with the private and public offering of the Company's securities in accordance with applicable federal and state securities laws. See "Legal Matters."


     The Company believes that all of the transactions set forth above involving officers, directors, employees, promoters and agents of the Company were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of the date of this Prospectus, regarding ownership of the Company's Common Stock (i) by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) by each director of the Company, (iii) by certain related stockholders, and (iv) by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted.


                                                                             PERCENT BENEFICIALLY
                                                                                     OWNED
                                                                            -----------------------
                                                             NUMBER OF       BEFORE        AFTER
                  NAME OF SHAREHOLDER(1)                    SHARES OWNED    OFFERING    OFFERING(2)
                  ----------------------                    ------------    --------    -----------
C. Michael Fisher(3)......................................    392,800         18%           16%
  1717 Jermyn Lane
  Virginia Beach, Virginia 23454
Robert K. Walker(4).......................................    779,200         35%           31%
  3835 S.W. 56th Street
  Ft. Lauderdale, Florida 33312
Edward L. Magdycz.........................................      2,000         *            *
  1800 Bayberry Drive
  Pembroke Pines, Florida 33024
Regis Louchet(5)..........................................     67,600          3%            3%
  1809 Taylor Street
  Hollywood, Florida 33020
John W. Martin(6).........................................    400,000         18%           16%
  5777 West Century Boulevard
  Suite 1540
  Los Angeles, California 90045
All officers and directors as a group
  (4 persons).............................................    396,800         18%           16%


---------------

 *  Less than 1%.

(1) See table under "Management of the Company" for offices and directorships held by the persons listed hereunder.

(2) Assumes all Units offered hereby are sold.


(3) Includes 148,000 shares held by Euro Imperial Group, Ltd., a corporation in which Mr. Fisher is the beneficial owner of all of the shares of common stock. Also includes 220,000 shares held by Paris International Holding, Ltd., a corporation in which Mr. Fisher is the beneficial owner of one-half ( 1/2) of the shares of common stock of such corporation and 800 shares owned by Katie Fisher and Lauren Fisher, the children of Mr. Fisher. Also reflects the conversion into Common Stock of 8,000 shares of Series A Preferred Stock owned by Euro Imperial Group, Ltd. and 16,000 shares of Series A Preferred Stock owned by Mr. Fisher.



(4) Includes 220,000 shares held by Paris International Holding, Ltd., a corporation in which Mr. Walker is the beneficial owner of one-half ( 1/2) of the shares of common stock of such corporation. Also includes 10,800 shares held by Kristopher Walker and Kendall Walker, Mr. Walker's minor children. Also includes 60,000 shares held by Mr. Robert H. Walker, Mr. Walker's father. Mr. Walker disclaims any beneficial ownership of all shares held by Mr. Robert H. Walker.


(5) Includes 40,000 shares held by Mr. Jean Francois Louchet, Mr. Louchet's father. Mr. Louchet disclaims beneficial ownership of all shares held by Mr. Jean Francis Louchet.


(6) Mr. Martin received such 400,000 shares in consideration for legal services rendered to the Company, which legal services included the rendering of general corporate advice, and preparing various corporate documents and plans, in connection with the formation and organization of the Company, the negotiation and preparation of various Company agreements, including but not limited to the Company's agreements with its producers and distributors, and the rendering of advice, and the preparation of documents, in connection with the private and public offering of the Company's securities in accordance with applicable federal and state securities laws.

                             DESCRIPTION OF SECURITIES


     The Company's authorized capital stock consist of 100,000,000 shares of Common Stock, $.0001 par value and 10,000,000 shares of Preferred Stock, $.0001 par value. Giving effect to the sale of the maximum number of Units offered hereby, there will be outstanding 2,520,000 shares of Common Stock.


     The following description is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

UNITS

     Each Unit offered hereby consists of one share of Common Stock and one Warrant. The Common Stock and the Warrants are immediately detachable and separately transferable.

COMMON STOCK

     The holders of the issued and outstanding shares of Common Stock are entitled to receive dividends when, as and if declared by the Company's board of directors out of any funds lawfully available therefore. The Board of Directors intends to retain future earnings to finance the development and expansion of the Company's business and does not expect to declare any dividends in the foreseeable future. The holders of the Common Stock have the right in the event of liquidation to receive pro rata all assets remaining after payment of debts and expenses. The Common Stock does not have any preemptive rights. The issued and outstanding shares of Common Stock are fully paid and nonassessable.

     Holders of shares of Common Stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote for each share of Common Stock held by them.

PREFERRED STOCK

     The Company's Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce (but not below the number then outstanding) the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.

     As of the date of this Prospectus, the Board of Directors has authorized the issuance of 100,000 shares of a series of Preferred Stock designated as "Series A Preferred Stock". Of the 100,000 shares of Series A Preferred Stock authorized, 38,000 shares of Series A Preferred Stock are issued and outstanding.

     The Series A Preferred Stock ranks senior to the Common Stock with respect to dividends. Holders of shares of Series A Preferred Stock are entitled to receive dividends at the rate of $0.25 per share per annum, payable out of funds legally available therefor. Such dividends are payable only when, as, and if declared by the Board of Directors and are non-cumulative. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment is made to any person holding Common Stock or of any shares ranking junior to the Series A Preferred Stock in respect of distribution of assets, the persons holding Series A Preferred Stock will be entitled to be paid an amount in cash equal to the sum of $2.50 plus any declared but unpaid dividends on each share of Series A Preferred Stock.

     Each share of Series A Preferred Stock will be automatically converted in whole into one share of Common Stock upon the closing of the sale of the Company's Common Stock in a firm commitment underwritten or best efforts public offering registered under the Securities Act, at a public offering price equal to or exceeding $3.50 per share of Common Stock. At such time, the rights of the holders of Series A Preferred Stock, as preferred stockholders, shall cease, and such person or persons shall thereupon and thereafter be deemed to be for all purposes the holder of shares of Common Stock of the Company.

WARRANTS

     General. Each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.00 per share at any time until 5:00
p.m., New York Time, on             , 2001. Commencing immediately after the
date of this Prospectus, the Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Warrant if the closing bid price of the Common Stock equals or exceeds $10.00 per share for any 30 consecutive trading days ending within 10 days of the notice of redemption. The Company presently expects to call all of the Warrants for redemption as soon as the trading price of its Common Stock meets the minimum amount of the specified number of days. In the event the Company gives notice of its intention to redeem, a holder would be forced either to exercise his or her Warrants within the period set forth in the notice of redemption or accept the redemption price. See "Risk Factors -- Current Prospectus and State Registration to Exercise Warrants."

     The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") by and between the Company and Florida Atlantic Stock Transfer, Inc., as warrant agent for the Company (the "Warrant Agent"), and will be evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions. The Company is not required to issue fractional shares upon the exercise of a Warrant. The holder of a Warrant will not possess any rights as a shareholder of the Company until such holder exercises the Warrant.

     The exercise price of the Warrants was determined by the Company and should not be construed to be predictive of or to imply that any price increases in the Shares will occur.

     The Company has reserved from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants. A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares of Common Stock issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and nonassessable. For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     Federal Income Tax Aspects of Investment in the Warrants. The following is a description of certain of the tax effects occasioned by an investment in the Warrants.

     No gain or loss will be recognized by the holder of a Warrant upon the exercise of a Warrant. The cost basis of the shares of Common Stock acquired upon such exercise will be the cost basis of the Warrant plus any additional amount paid upon the exercise of the Warrant. Gain or loss will be recognized upon the subsequent sale or exchange of the shares of Common Stock acquired by the exercise of the Warrant, measured by the difference between the amount realized upon sale or exchange and the cost basis of the shares of Common Stock.

     If a Warrant is not exercised, but is sold or exchanged (whether pursuant to redemption or otherwise), gain or loss will be recognized upon such event, measured by the difference between the amount realized by the holder of the Warrant as a result of the sale, exchange or redemption and the cost basis of the Warrant.

     If a Warrant is not exercised and is allowed to expire, the Warrant will be deemed to be sold or exchanged on the date of expiration. In such event, the holder of the Warrant will recognize a loss to the extent of the cost basis of the Warrant.

     Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long term or short term depending upon the period of time the shares of Common Stock sold or exchanged or the Warrant sold, exchanged, redeemed, or allowed to expire, as the case may be, was held. A holding period of more than one year results in long term capital gain or loss treatment. If a Warrant is exercised, the holding period of the shares of Common Stock so acquired will not include the period during which the Warrant was held.

ALTHOUGH IN THE OPINION OF COUNSEL TO THE COMPANY THE FOREGOING IS AN ACCURATE DESCRIPTION OF THE TAX EFFECTS DESCRIBED, EACH PURCHASER OF THE WARRANTS SHOULD SEEK THE ADVICE OF HIS/HER OWN TAX ADVISOR REGARDING THE EFFECTS THAT AN INVESTMENT IN THE WARRANTS WILL HAVE FOR HIS/HER INDIVIDUAL TAX SITUATION.

TRANSFER AGENT

     Florida Atlantic Stock Transfer, Inc., Tamarac, Florida has been appointed the transfer agent of the Company's Common Stock and Preferred Stock and the warrant agent for the Company's Warrants.

                  CERTAIN PROVISIONS OF FLORIDA LAW AND OF THE
                 COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS


     Under Florida law, a director of the Company is not personally liable for monetary damages to the Company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitutes or result in: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the director is liable for an unlawful corporate distribution; (4) a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, for conscious disregard for the best interest of the Company, or willful misconduct; or (5) a proceeding by or in the right of someone other than the Company or a shareholder, for recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.



     Further, under Florida law, a director is not deemed to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and without further limitation:



          (a) In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the Company, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved, or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);



          (b) The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the transaction; or

          (c) The transaction was fair and reasonable to the Company at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.


The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

     With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offer and sale of the maximum number of Units offered hereby, the Company will have outstanding 2,520,000 shares of Common Stock (assuming that the Warrants are not exercised). The 260,000 shares of Common Stock sold in this offering will be freely tradeable without restrictions under the Securities Act, except for any shares held by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act.



     443,600 of the 2,222,000 shares of Common Stock currently issued and outstanding are freely tradeable without restrictions under the Securities Act, except for any shares held by an "affiliate" of the Company, which are subject to the resale limitations of Rule 144 under the Securities Act. 1,778,400 of the 2,222,000 shares of Common Stock currently outstanding are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder.


     In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, is entitled to sell in the open market within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's common stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Non-affiliates of the Company who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     Further, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing stockholders of the Company to sell their shares of Common Stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

     As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in the public market beginning 90 days after the date of this Prospectus.


     However, notwithstanding the foregoing, certain of the Company's officers, directors and stockholders, who in the aggregate own 1,746,000 shares of Common Stock (hereinafter collectively referred to as the "Promotional Shares"), have agreed, pursuant to the terms of a Promotional Share Lock-In Agreement entered into by and between such persons and the Company (the "Lock-In Agreement"), not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any of the Promotional Shares without the occurrence of certain conditions. In this regard, the restrictions on transferability of the Promotional Shares may only be terminated under the following circumstances:


          (1) With respect to twenty-five percent (25%) of the Promotional Shares on the sixth, seventh, eighth and ninth anniversary dates of this Prospectus; or

          (2) With respect to one hundred percent (100%) of the Promotional Shares after the Company has had annual net earnings per share equal to, or greater than, $0.29, according to generally accepted accounting principles
     (GAAP), after taxes and excluding extraordinary items, for any two consecutive fiscal years after the date of this Prospectus; or

          (3) With respect to one hundred percent (100%) of the Promotional Shares after the Company has had average annual net earnings per share equal to, or greater than, $0.29, according to GAAP, after taxes and excluding extraordinary items, for any five consecutive fiscal year period after the date of this Prospectus; or

          (4) With respect to one hundred percent (100%) of the Promotional Shares on the date that the Common Stock becomes listed, or authorized for listing, on the New York Stock Exchange or the American Stock Exchange, or listed on the National Market System of the Nasdaq Stock Market (or any successor to such entities).


     In addition to the foregoing, certain other shareholders of the Company, who in the aggregate own 444,000 shares of Common Stock (the "Lock-Up Shares"), have agreed pursuant to the terms of a lock-up agreement entered into by and between such stockholders, the Company and the Placement Agent (the "Lock-Up Agreement") not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any of the Lock-Up Shares without the occurrence of certain conditions. In this regard, the restrictions on transferability of the Lock-Up Shares may only be terminated under the following circumstances:


          (1) Upon the prior written consent of the Placement Agent; or

          (2) Upon the expiration of 30 months after the date of this Prospectus; or

          (3) Upon the Company achieving annual gross revenues of $10,000,000;
     or

          (4) Upon the Company achieving annual net earnings per share equal to, or greater than, $0.57 after taxes and excluding extraordinary items; or

          (5) Upon the Company's shares of Common Stock trading on either the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market (including the Nasdaq SmallCap Market), at a price of at least $8.62 for at least 90 consecutive trading days after at least six months after the date of this Prospectus. See "Plan of Distribution."

     Prior to this offering, no public market for the Company's securities has existed. Following this offering, no predictions can be made of the effect, if any, of future public sales of restricted securities or the availability of restricted securities for sale in the public market. Moreover, the Company cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock under Rule 144 could adversely affect prevailing market prices for the Company's securities.

                              PLAN OF DISTRIBUTION

     On the date of this Prospectus, the Company will have entered into a Placement Agent Agreement with West America Securities Corp. (the "Placement Agent"). Pursuant to the terms of the Placement Agent Agreement, the Placement Agent has agreed to use its best efforts to sell, as exclusive agent for the Company, up to 260,000 Units at a purchase price of $5.75 per Unit. The Units will be sold on a "best efforts, all or none" basis with respect to the first 95,000 Units, and on a "best efforts" basis as to the remaining 165,000 Units.

     The minimum number of Units offered hereby must be sold, if any are to be sold, within a period of 90 days (or a period of 180 days if extended upon mutual agreement between the Company and the Placement Agent) from the date of this Prospectus (the "Offering Period"). If the Placement Agent is unable to sell 95,000 Units within the Offering Period, the offering of the Units will be terminated and all funds will be returned to subscribers in full with interest, but without deduction for commissions or other expenses related to the offering.


     All funds received by the Placement Agent during the offering will be transmitted promptly, pursuant to the terms of an escrow agreement, to Imperial Trust Company, Los Angeles, California, until the minimum number of Units offered hereby are sold. Purchasers of the Units will not receive Common Stock or Warrant certificates unless and until subscription funds have been released from escrow. Such subscription funds will be held in escrow for the benefit of subscribers until the minimum number of Units offered hereby are sold and subscription funds are released from escrow.



     Subject to the sale of 95,000 Units, the Company has agreed to pay the Placement Agent a sales commission equal to ten percent (10%) of the gross offering price of the Units. In addition, the Placement Agent Agreement provides for the payment to the Placement Agent of a nonaccountable expense allowance equal to two and one-half percent (2.5%) of the gross proceeds from the public offering of the Units, or $13,656 if the minimum number of Units offered hereby are sold, and $37,375 if the maximum number of Units offered hereby are sold. The amount will be used to reimburse the Placement Agent for its expenses, including fees and disbursements of counsel and such other due diligence and customary expenses as are normally incurred by a placement agent. At this time, $4,500 of such expense allowance has been paid on an accountable basis, to be applied toward the nonaccountable expense allowance at the closing of the offering.



     Subject to the sale of 95,000 Units, the Company has agreed to sell to the Placement Agent a Placement Agent Unit Purchase Option to purchase not more than 10% of the Units sold by the Company for a price of $260.00. The Placement Agent Unit Purchase Option will be exercisable 12 months after the date of issuance at an exercise price of $7.00 per Unit and will be subject to certain antidilution rights. The Placement Agent Unit Purchase Option may not be sold, transferred, assigned, pledged or hypothecated for a period of one year following the date of this Prospectus, except that the Placement Agent Unit Purchase Option may be transferred to bona fide officers of the Placement Agent.


     During the period that the Placement Agent Unit Purchase Option is exercisable, the Placement Agent and any transferee will have the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. In addition, the terms on which the Company will be able to obtain additional capital during the exercise period of the Placement Agent Unit Purchase Option may be adversely affected because the Placement Agent is likely to exercise the Placement Agent Unit Purchase Option at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the Placement Agent Unit Purchase Option.


     The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act. The Company has been advised that in the opinion of the Commission, such indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



     The Company and the Placement Agent have required that certain stockholders of the Company, who in the aggregate own 444,000 shares of the Company's Common Stock (the Lock-Up Shares), agree not to sell any of the Company's Common Stock owned by them for a period of 30 months from the date of this Prospectus unless the Placement Agent consents to a sale of such shares or unless certain other conditions occur. See "Shares Eligible For Future Sale."


     It is anticipated that after this offering, the Common Stock will be traded in the over-the-counter market, and the Company has been advised that the Placement Agent intends to make a market in the Common Stock following this offering.

     The foregoing is a brief summary of the provisions of the Placement Agent Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Placement Agent Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for the Company by the Law Offices of John W. Martin, Los Angeles, California. Certain legal matters will be passed upon for the Placement Agent by David L. Kagel, Esq. John W. Martin, Esq., the sole proprietor of the Law Offices of John
W. Martin is the beneficial owner of 400,000 shares of Common Stock. See "Principal Stockholders."

                                    EXPERTS

     The Financial Statements of the Company for the period February 12, 1996 (date of inception) to December 31, 1996 and for the period ended therein, have been included in this Prospectus in reliance upon the report appearing elsewhere herein, of Baum & Company, P.A., independent certified public accountants, and upon the authority of said independent certified public accountants as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     Cuidao Holding Corp., a Florida corporation (the "Company") has filed with the Commission a Registration Statement on Form SB-2 (Registration No. 333-43457 under the Securities Act for the registration of the Units offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules thereto for further information with respect to the Company and the securities to which this Prospectus relates. Statements made herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.


     Upon consummation of the offering of the Units, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Commission. Such reports and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office, 26 Federal Plaza, New York,

New York 10007, and its Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

     The Company intends to deliver annual reports to the holders of its securities, which will contain, among other information, audited financial statements examined and reported upon by its independent certified public accountants.

                           CUIDAO HOLDING CORP., INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                                ----
Report of Independent Accountants...........................     F-2
Consolidated Balance Sheet as of December 31, 1996..........     F-3
Consolidated Statement of Operations for the period from
  February 12, 1996 (date of inception) to December 31,
  1996......................................................     F-4
Consolidated Statement of Stockholders' Equity for the
  period from February 12, 1996 (date of inception) to
  December 31, 1996.........................................     F-5
Consolidated Statement of Cash Flows for the period from
  February 12, 1996 (date of inception) to December 31,
  1996......................................................     F-6
Notes to Financial Statements...............................     F-7
Interim Financial Statements:
Interim Consolidated Balance Sheet as of November 30, 1997
  (unaudited)...............................................    F-10
Interim Consolidated Statement of Operations for the eleven
  months ended November 30, 1997 and 1996 and cumulative
  totals for development stage operations (unaudited).......    F-11
Interim Consolidated Statement of Stockholders' Equity for
  the eleven months ended November 30, 1997 and 1996 and
  cumulative totals for development stage operations
  (unaudited)...............................................    F-12
Interim Consolidated Statement of Cash Flows for the eleven
  months ended November 30, 1997 and 1996 and cumulative
  totals for development stage operations (unaudited).......    F-13
Notes to Interim Financial Statements.......................    F-14

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Cuidao Holding Corp.

     We have audited the accompanying consolidated balance sheet of Cuidao Holding Corp. and its subsidiaries (a development stage company) as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows from February 12, 1996 (date of inception) through December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cuidao Holding Corp. and subsidiaries (a development stage company) as of December 31, 1996, and the results of its operations and its cash flows from February 12, 1996 (date of inception) through December 31, 1996, in conformity with generally accepted accounting principles.

                                          BAUM & COMPANY, P.A.

July 15, 1997
Coral Springs, Florida

                              CUIDAO HOLDING CORP.
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS


Current Assets
  Cash and Cash Equivalents.................................    $ 11,693
                                                                --------
Office Equipment (Net of $247 of accumulated
  depreciation).............................................       1,476
                                                                --------
Other Assets
  Organizational Costs (Net of $139 of accumulated
     amortization)..........................................         926
  Deferred Offering Costs...................................      20,500
  Prepayments and Deposits..................................       1,808
                                                                --------
     Total Other Assets.....................................      23,234
                                                                --------
          Total Assets......................................    $ 36,403
                                                                ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Accrued Expenses..........................................    $  1,187
                                                                --------
Stockholders' Equity
  Common Stock, par value $0.0001, 100,000,000 shares
     authorized 10,386,000 issued and outstanding...........       1,039
Additional Paid-In Capital..................................      78,186
Deficit Accumulated during Development Stage................     (44,009)
                                                                --------
     Total Stockholders' Equity.............................      35,216
                                                                --------
          Total Liabilities and Stockholders' Equity........    $ 36,403
                                                                ========


      See Accompanying Auditor's Report and Notes to Financial Statements.

                              CUIDAO HOLDING CORP.
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
           FEBRUARY 12, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


Revenues
  Interest Earned...........................................  $      192
Operating Expenses
  General and Administrative................................      44,201
                                                              ----------
Net Loss during Development Stage...........................  $  (44,009)
                                                              ==========
Loss per Common Share.......................................  $    (.005)
                                                              ==========
Weighted Average Common Shares Outstanding..................   9,723,455
                                                              ==========


      See Accompanying Auditor's Report and Notes to Financial Statements.

                              CUIDAO HOLDING CORP.
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
           FEBRUARY 12, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


                                                                                          DEFICIT
                                                                                        ACCUMULATED
                                                           COMMON STOCK                 DURING THE
                                                        -------------------   PAID-IN   DEVELOPMENT
                                                         # SHARES    AMOUNT   CAPITAL      STAGE
                                                        ----------   ------   -------   -----------
Common Stock issued -- initial incorporation..........   8,850,000   $  885   $ 3,155
Issuance of common stock for legal services, May
  1996................................................   1,000,000      100    20,985
Issuance of common stock in private placement
  offering............................................     536,000       54    54,046
Net Loss..............................................                                   $(44,009)
                                                        ==========   ======   =======    ========
                                                        10,386,000   $1,039   $78,186    $(44,009)
                                                        ==========   ======   =======    ========


      See Accompanying Auditor's Report and Notes to Financial Statements.

                              CUIDAO HOLDING CORP.
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


                      CONSOLIDATED STATEMENT OF CASH FLOWS

           FEBRUARY 12, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $(44,009)
  Adjustments to Reconcile Net Loss to Net Cash Used in
     Operating Activities:
     Depreciation...........................................       247
     Amortization of Organizational Costs...................       139
     Increase in Accrued Expenses...........................     1,187
                                                              --------
  Net Cash Used in Operating Activities.....................   (42,436)
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Office Equipment...........................    (1,723)
  Increase in Deferred Offering Costs.......................   (20,500)
  Increase in Organizational Costs..........................    (1,065)
  Increase in Prepayments and Deposits......................    (1,808)
                                                              --------
  Net Cash Used in Investing Activities.....................   (25,096)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuing Common Stock........................    79,225
                                                              --------
  Net Cash Provided by Financing Activities.................    79,225
                                                              --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    11,693
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD............         0
                                                              --------
CASH AND CASH EQUIVALENTS -- END OF PERIOD..................  $ 11,693
                                                              ========





      See Accompanying Auditor's Report and Notes to Financial Statements.

                     CUIDAO HOLDING CORP. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1 -- ORGANIZATION AND OPERATIONS

     Cuidao Holding Corp. (the "Company") was organized under the laws of the State of Florida on February 12, 1996. On June 27, 1996, the Company formed Cuidao (USA) Import Co., Inc., a wholly owned subsidiary incorporated under the laws of the State of Florida.

     On March 31, 1997, the Company acquired all of the issued and outstanding common stock of R & R (Bordeaux) Imports, Inc., a Florida corporation, making R & R (Bordeaux) Imports, Inc. a wholly owned subsidiary of the Company. At the time of the acquisition, Robert K. Walker, a major beneficial owner of Cuidao Holding Corp., was also a beneficial owner of R & R (Bordeaux) Imports, Inc.

     The Company and its subsidiaries are development stage companies which import, develop, manage and distribute a portfolio of international and regional brands of beer, wine and spirits.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

  Basis of Accounting

     The Company's policy is to prepare its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks, and any highly liquid investments with a maturity of three months or less at the time of purchase.

     The Company maintains cash and cash equivalent balances at a financial institution which is insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996 there is no concentration of credit risk from uninsured bank balances.

  Office Equipment

     Office Equipment is stated at cost and depreciated over its estimated allowable useful life (7 years), using the double declining balance method. Expenditures for major renewals and betterments that extend the useful lives of fixed assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

                     CUIDAO HOLDING CORP. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Organizational Costs


     The Company has incurred certain federal and state filing and registration fees, legal and promotional fees in its formation and capitalization, which will benefit the Company in future periods. These costs are being amortized over a five year life using the straight-line method.


  Deferred Offering Costs

     Deferred offering costs include the costs associated with the proposed initial public offering. The costs related to the initial public offering will be capitalized and netted against the amount received from the public offering. All deferred offering costs will be expended in the event the offering is not consummated.

  Income Taxes

     In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective basis.

     Deferred assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Net Loss per Common Share

     Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

NOTE 3 -- EQUIPMENT

Equipment...................................................  $1,723
  Less: Accumulated Depreciation............................     247
                                                              ------
  Net Equipment.............................................  $1,476
                                                              ======

     Depreciation expense amounted to $247 for the period ended December 31, 1996.

NOTE 4 -- COMMITMENTS

  Operating Lease

     Effective July 1, 1996, the Company has assumed all obligation under a 14 month lease ending September, 1997. The lease calls for monthly rent payments starting in September and October 1996 of $500 per month, increased to $740 for the duration of the lease term. Upon its expiration, management intends to extend the lease for a two year period.

     Rent expense amounted to $3,816 for the period ended December 31, 1996.

     Remaining future minimum lease payments under this operating lease at December 31, 1996, net of deposit and prepayment, is $4,348.

                     CUIDAO HOLDING CORP. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

NOTE 4 -- COMMITMENTS (CONTINUED)
  Stock Options


     At December 31, 1996 the Company has an agreement with a certain individual to provide the Company with consulting services in exchange for the right to exercise options to acquire 45,000 shares of stock at a total cost of $900. These options are exercisable in 1997 and 1998 (See Note 6).


NOTE 5 -- DEFERRED INCOME TAXES

     As discussed in Note 2, the Company applied the provision of SFAS No. 109.

     The significant components of deferred income tax benefit arising from a net operating loss carry forward of approximately $22,400 is as follows at December 31, 1996.

Deferred Tax Benefit........................................  $3,400
Valuation Allowance.........................................   3,400
                                                              ------
                                                              $    0
                                                              ======

     The valuation allowance has been estimated at 100% due to the Company being in the development stage.

NOTE 6 -- SUBSEQUENT EVENT


     On March 31, 1997, certain principal stockholders of the Company voluntarily surrendered, and the Company cancelled therein, 5,554,000 shares of the Company's common stock.



     On July 28, 1997, the Company effectuated a 1-for-2.5 reverse common stock split..



     All outstanding options were terminated during 1997, and there remain no outstanding options.

                              CUIDAO HOLDING CORP.
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                       INTERIM CONSOLIDATED BALANCE SHEET

                               NOVEMBER 30, 1997

                                  (UNAUDITED)

                                     ASSETS


Current Assets
  Cash and Cash Equivalents.................................  $  29,843
  Accounts Receivable.......................................      7,600
  Inventory.................................................     15,735
  Prepaid Expenses..........................................      1,534
                                                              ---------
     Total Current Assets...................................     54,712
Office Equipment
  (Net of $2,001 of accumulated depreciation)...............     10,166
                                                              ---------
Other Assets
  Organizational Costs
     (Net of $406 of accumulated amortization)..............      1,134
  Deferred Offering Costs...................................     20,700
  Prepayments and Deposits..................................      1,658
                                                              ---------
     Total Other Assets.....................................     23,492
                                                              ---------
          Total Assets......................................  $  88,370
                                                              =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Accrued Expenses and Taxes................................  $     631
                                                              ---------
Stockholders' Equity
  Common Stock, par value $0.0001, 100,000,000 shares
     authorized; 2,222,000 issued and outstanding...........        223
  Preferred Stock, par value $0.0001, 10,000,000 shares
     authorized; 38,000 issued and outstanding..............          4
Additional Paid-In Capital..................................    231,299
Deficit Accumulated during Development Stage................   (143,787)
                                                              ---------
     Total Stockholders' Equity.............................     87,739
                                                              ---------
          Total Liabilities and Stockholders' Equity........  $  88,370
                                                              =========


            See Accompanying Notes to Interim Financial Statements.

                              CUIDAO HOLDING CORP.
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  INTERIM CONSOLIDATED STATEMENT OF OPERATIONS

           FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1997 AND 1996 AND

               CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OPERATIONS

        FROM FEBRUARY 12, 1996 (DATE OF INCEPTION) TO NOVEMBER 30, 1997

                                  (UNAUDITED)




                                                                                          DEVELOPMENT
                                                ELEVEN MONTHS       ELEVEN MONTHS            STAGE
                                                    ENDED               ENDED          FEBRUARY 12, 1996
                                              NOVEMBER 30, 1997   NOVEMBER 30, 1996   TO NOVEMBER 30, 1997
                                              -----------------   -----------------   --------------------
Revenues....................................     $    7,600          $        0            $    7,600
Cost of Revenues............................          4,737                   0                 4,737
                                                 ----------          ----------            ----------
Gross Profit................................          2,863                   0                 2,863
Operating Expenses:
  General and Administrative................        102,790              42,307               146,991
                                                 ----------          ----------            ----------
Income (Loss) Before Interest Income........        (99,927)            (42,307)             (144,128)
Interest Income.............................            149                 173                   341
                                                 ----------          ----------            ----------
Net Income (Loss) During Development
  Stage.....................................     $  (99,778)         $  (42,134)           $ (143,787)
                                                 ==========          ==========            ==========
Income (Loss) Per Common Share..............          (.069)              (.004)                (.092)
                                                 ==========          ==========            ==========
Weighted Average Common Shares Outstanding..      1,453,222           9,657,200             1,562,502
                                                 ==========          ==========            ==========


            See Accompanying Notes to Interim Financial Statements.

                     CUIDAO HOLDING CORP. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                FOR THE ELEVEN MONTHS ENDED OCTOBER 31, 1997 AND

               CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OPERATIONS

        FROM FEBRUARY 12, 1996 (DATE OF INCEPTION) TO NOVEMBER 30, 1997

                                  (UNAUDITED)


                                                                                                      DEFICIT
                                                                                                    ACCUMULATED
                                                  COMMON STOCK        PREFERRED STOCK               DURING THE
                                               -------------------   -----------------   PAID-IN    DEVELOPMENT
                                                # SHARES    AMOUNT   # SHARES   AMOUNT   CAPITAL       STAGE
                                               ----------   ------   --------   ------   --------   -----------
Common Shares issued -- initial
  incorporation..............................   8,850,000   $ 885                        $  3,155
Issuance of common stock for legal services,
  May 1996...................................   1,000,000     100                          20,985
Issuance of common stock in private placement
  offering...................................     536,000      54                          54,046
Net Loss December 31, 1996...................                                                        $ (44,009)
                                               ----------   ------    ------      --     --------    ---------
Balance December 31, 1996                      10,386,000   1,039                          78,186      (44,009)
Cancellation of original shares..............  (5,554,000)   (555)                            555
Execution of 1-for-2.5 reverse common stock
  split......................................  (2,899,200)   (290)                            290
Additional shares issued in subscription
  offering...................................     229,200      23     38,000       4      152,274
Shares issued for Acquisition of
  Subsidiary.................................      60,000       6                              (6)
Net Loss for the eleven months ended November
  30, 1997...................................                                                          (99,778)
                                               ----------   ------    ------      --     --------    ---------
Balance November 30, 1997....................   2,222,000   $ 223     38,000      $4     $231,299    $(143,787)
                                               ==========   ======    ======      ==     ========    =========



            See Accompanying Notes to Interim Financial Statements.

                     CUIDAO HOLDING CORP. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

           FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1997 AND 1996 AND

            CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OPERATIONS FROM

           FEBRUARY 12, 1996 (DATE OF INCEPTION) TO NOVEMBER 30, 1997

                                  (UNAUDITED)


                                                                                           DEVELOPMENT
                                                                                              STAGE
                                                  ELEVEN MONTHS       ELEVEN MONTHS     FEBRUARY 12, 1996
                                                      ENDED               ENDED                TO
                                                NOVEMBER 30, 1997   NOVEMBER 30, 1996   NOVEMBER 30, 1997
                                                -----------------   -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss....................................      $ (99,778)          $(42,134)           $(143,787)
  Adjustments to Reconcile Net Loss to Net
     Cash Used in Operating Activities:
     Depreciation.............................          1,754                225                2,001
     Amortization of Organizational Costs.....            267                126                  406
     Increase in Accounts Receivable..........         (7,600)                 0               (7,600)
     Increase in Inventory....................        (15,735)                 0              (15,735)
     Increase in Organizational Costs.........           (475)            (1,065)              (1,540)
     Increase in Deferred Offering Costs......           (200)           (20,500)             (20,700)
     Increase in Prepayments and Deposits.....         (1,385)            (1,808)              (3,193)
     Decrease (increase) in Accrued
       Expenses...............................           (555)             1,187                  632
                                                    ---------           --------            ---------
  Net Cash Used in Operating Activities.......       (123,707)           (63,969)            (189,516)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Office Equipment.............        (10,444)            (1,723)             (12,167)
                                                    ---------           --------            ---------
  Net Cash Used in Investing Activities.......        (10,444)            (1,723)             (12,167)
                                                    ---------           --------            ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuing Common Stock..........         37,301             76,725              116,526
  Proceeds from issuing Preferred Stock.......        115,000                  0              115,000
                                                    ---------           --------            ---------
  Net Cash Provided by Financing Activities...        152,301             76,725              231,526
                                                    ---------           --------            ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS.....         18,150             11,033               29,843
CASH AND CASH EQUIVALENTS -- BEGINNING OF
  PERIOD......................................         11,693                  0                    0
                                                    ---------           --------            ---------
CASH AND CASH EQUIVALENTS -- END OF PERIOD....      $  29,843           $ 11,033            $  29,843
                                                    =========           ========            =========


            See Accompanying Notes to Interim Financial Statements.

                     CUIDAO HOLDING CORP. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                OCTOBER 31, 1997
                                  (UNAUDITED)

NOTE 1 -- ORGANIZATION AND OPERATIONS

     Cuidao Holding Corp. (the "Company") was organized under the laws of the State of Florida on February 12, 1996. On June 27, 1996, the Company formed Cuidao (USA) Import Co., Inc., a wholly owned subsidiary incorporated under the laws of the State of Florida.

     On March 31, 1997, the Company acquired all of the issued and outstanding common stock of R & R (Bordeaux) Imports, Inc., a Florida corporation, making R & R (Bordeaux) Imports, Inc. a wholly owned subsidiary of the Company. At the time of the acquisition, Robert K. Walker, a major beneficial owner of Cuidao Holding Corp, was also a beneficial owner of R & R (Bordeaux) Imports, Inc.

     The Company and its subsidiaries are development stage companies which import, develop, manage and distribute a portfolio of international and regional brands of beer, wine and spirits.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

  Basis of Accounting

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks, and any highly liquid investments with a maturity of three months or less at the time of purchase.

     The Company maintains cash and cash equivalent balances at a financial institution which is insured by the Federal Deposit Insurance Corporation up to $100,000. At October 31, 1997 there is no concentration of credit risk from uninsured bank balances.

  Office Equipment

     Office Equipment is stated at cost and depreciated over its estimated allowable useful life (7 years), using the double declining balance method. Expenditures for major renewals and betterments that extend the useful lives of fixed assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

                     CUIDAO HOLDING CORP. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO INTERIM FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1997
                                  (UNAUDITED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Organizational Costs

     The Company has incurred certain federal and state filing and registration fees, legal and promotional fees in its formation and capitalization, which will benefit the Company in future periods. These costs are being amortized over a five year life using the straight-line method.

  Deferred Offering Costs

     Deferred offering costs include the costs associated with the proposed initial public offering. The costs related to the initial public offering will be capitalized and netted against the amount received from the public offering. All deferred offering costs will be expended in the event the offering is not consummated.

  Income Taxes

     In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective basis.

     Deferred assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Net Loss per Common Share

     Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

NOTE 3 -- EQUIPMENT

Machinery and Office Equipment.............................  $12,168
  Less: Accumulated Depreciation...........................    1,842
                                                             -------
  Net Equipment............................................  $10,326
                                                             =======

     Depreciation expense amounted to $1,595 for the ten months ended October 31, 1997.

NOTE 4 -- COMMITMENTS

  Operating Lease

     Effective July 1, 1996, the Company has assumed all obligation under a 14 month lease ending September, 1997. The lease calls for monthly rent payments starting in September and October 1996 of $500 per month, increased to $740 for the duration of the lease term. The lease was extended one year on September 30, 1997.

     Rent expense amounted to $6,657 for the ten months ended October 31, 1997.

                     CUIDAO HOLDING CORP. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO INTERIM FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1997
                                  (UNAUDITED)

NOTE 5 -- DEFERRED INCOME TAXES

     As discussed in Note 2, the Company applied the provision of SFAS No. 109.

     The significant components of deferred income tax benefit arising from a net operating loss carry forward of approximately $74,000 is as follows at October 31, 1997.

Deferred Tax Benefit.......................................  $13,500
Valuated Allowance.........................................   13,500
                                                             -------
                                                             $     0
                                                             =======

     The valuation allowance has been estimated at 100% due to the Company being in the development stage.

NOTE 6 -- CAPITALIZATION


     On March 31, 1997, certain principal stockholders of the Company voluntarily surrendered, and the Company cancelled therein, 5,554,000 shares of the Company's common stock.



     On July 28, 1997, the Company effectuated a 1-for-2.5 reverse common stock split. In order to properly reflect this event, all financial statements are being presented as if this had occurred at inception.

                                   APPENDIX A
                              CUIDAO HOLDING CORP.

                       3201 WEST GRIFFIN ROAD, SUITE 204
                       FT. LAUDERDALE, FLORIDA 33312-6900
                   SUBSCRIPTION AGREEMENT AND SIGNATURE PAGE
             (ALL INVESTORS MUST SIGN THIS SUBSCRIPTION AGREEMENT)

================================================================================
SUBSCRIBER DATA: (Must be completed in full)
================================================================================

FULL NAME OF SUBSCRIBER: (Do not use initials)
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

 First Full Name (Do not use initials) Middle Initial                Last Name

RESIDENCE ADDRESS, INCLUDING ZIP CODE: (Do not use P.O. box)
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

CORRESPONDENCE ADDRESS, INCLUDING ZIP CODE:
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

        RESIDENCE TELEPHONE NUMBER:            BUSINESS TELEPHONE NUMBER:
        ---------  ---------  ------------     ---------  --------- ------------

        ---------  ---------  ------------     ---------  --------- ------------

             SOCIAL SECURITY:              OR           TAX I.D. NUMBER:
        ---------  ------  ------------        ------  ---------------------

        ---------  ------  ------------        ------  ---------------------


================================================================================
SUBSCRIPTION: (Must be completed in full)
================================================================================

NUMBER OF UNITS BEING PURCHASED: _______________ X $5.75 PER UNIT = TOTAL PURCHASE PRICE FOR UNITS: $

AMOUNT OF PAYMENT RECEIVED: $__________________    ____________________    DATE
                                                  PAYMENT RECEIVED:

                      [INITIALS OF RECIPIENT]


The undersigned subscriber hereby authorizes and directs the immediate deposit of his/her subscription amount into the Imperial Trust Company, 201 North Figueroa Street, Suite 610, Los Angeles, California 90012.

================================================================================
                           BROKER/DEALER INFORMATION
                TO BE COMPLETED BY THE REGISTERED REPRESENTATIVE
================================================================================

Registered Representative Name: _____________________________ No. ______________

Branch Office Address: _________________________________________________________

City: _____________________ State: _________ Zip: _________ Phone: _____________

Broker/Dealer NASD Firm Name: __________________________________________________

Home/Main Office Address: ______________________________________________________

City: _____________________ State: _________ Zip: _________ Phone: _____________

--------------------------------------    --------------------------------------
SIGNATURE OF REGISTERED REPRESENTATIVE    SIGNATURE OF REGISTERED REPRESENTATIVE
                                          (IF MORE THAN ONE)

================================================================================
                             SIGNIFICANT DISCLOSURE
================================================================================

THIS SUBSCRIPTION IS MADE PURSUANT TO, AND IS SUBJECT TO, THE TERMS
AND CONDITIONS OF THE QUALIFICATION APPROVED BY THE SECURITIES COMMISSIONS OF THE STATES IN WHICH THE UNITS ARE BEING OFFERED.

            SIGNATURE MUST BE IDENTICAL TO NAME OF REGISTERED OWNER
---------------------------------------------------------
Printed Name of Subscriber

---------------------------------------------------------       ----------------
Signature of Subscriber                                         Date

---------------------------------------------------------
Printed Name of Subscriber (if more than one)

---------------------------------------------------------       ----------------
Signature of Subscriber                                         Date

================================================================================
                             ADDITIONAL INFORMATION
================================================================================

In order to facilitate processing of your subscription, please be sure you have completed each of the following:


       - A check made payable to "Imperial Trust Company as Escrow Agent for Cuidao Holding Corp."


       - Enter the number of units being purchased and total cash contribution on this Subscription Agreement.

       - Enter the state in which you are a legal resident in the "Residence Address" column above.

       - Please mail check and this Subscription Agreement to:

                         West America Securities Corp.
                   4510 E. Thousand Oaks Boulevard, Ste. 100
                       Westlake Village, California 91362
                            Attn: Mr. Tracy Spencer

======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS


Unit Purchase Information.............     4
Prospectus Summary....................     5
Risk Factors..........................     9
The Company...........................    18
Use of Proceeds.......................    19
Dividend Policy.......................    19
Dilution..............................    19
Capitalization........................    22
Selected Financial Data...............    23
Plan of Operation.....................    24
Business..............................    27
Management............................    36
Stock Option Plans....................    38
Certain Relationships and Related
  Transactions........................    40
Principal Stockholders................    43
Description of Securities.............    44
Certain Provisions of Florida Law and
  of the Company's Articles of
  Incorporation and Bylaws............    46
Shares Eligible for Future Sale.......    47
Plan of Distribution..................    49
Legal Matters.........................    50
Experts...............................    50
Available Information.................    50
Index to Financial Statements.........   F-1
Subscription Agreement (Appendix A)...   A-1


                            ------------------------

  UNTIL             , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.
======================================================
======================================================

                           CUIDAO HOLDING CORP. LOGO

                            ------------------------

                                 260,000 UNITS
                        CONSISTING OF 260,000 SHARES OF
                           COMMON STOCK AND WARRANTS
                           TO PURCHASE 260,000 SHARES
                                OF COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                                          , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Under Florida law, a director of the Company is not personally liable for monetary damages to the Company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitutes or result in: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the director is liable for an unlawful corporate distribution; (4) a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, for conscious disregard for the best interest of the Company, or wilful misconduct; or (5) a proceeding by or in the right of someone other than the Company or a shareholder, for recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.



     Further, under Florida law, a director is not deemed to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and without further limitation:



          (a) In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the Company, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved, or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);



          (b) The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the transaction; or



          (c) The transaction was fair and reasonable to the Company at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.


     The Articles of Incorporation and the Bylaws of the Registrant contain provisions providing for the indemnification by the Registrant of all past and present directors, officers, employees or agents of the Registrant. Such indemnification applies only to the extent that any such person by reason of acting in such capacity is, or is threatened to be made, a witness in, or party to, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding. In that event, such person (1) shall be indemnified, with respect to any proceeding other than a proceeding brought by or in the right of the Registrant, against all judgments, penalties, fines and amounts paid in settlement, and all reasonable expenses incurred, in connection therewith, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and if, with respect to criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, (2) shall be indemnified, to the extent permitted by applicable law, with respect to any proceeding brought by or in the right of the Registrant to procure a judgment in its favor, for his reasonable expenses in connection therewith if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, (3) shall be indemnified for reasonable expenses incurred in connection with any proceeding in which he is wholly or partly successful on the merits, and (4) shall be indemnified for reasonable expenses incurred in connection with being, or being threatened to be made, a witness in any proceeding.

     The specific provisions of the Articles of Incorporation of the Registrant with respect to the indemnification of directors and officers are as follows:

     ARTICLE 13 -- Indemnification: The Corporation shall indemnify its officers, directors and authorized agents for all liabilities incurred directly, indirectly or incidentally for services performed for the Corporation, to the fullest extent permitted under Florida law existing now or hereafter enacted.

     The specific provisions of the Bylaws of Registrant with respect to the indemnification of directors and officers are as follows:

     The corporation shall indemnify any person:

          (1) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

          (2) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

     The extent, amount, and eligibility for the indemnification provided herein will be made by the Board of Directors. Said determinations will be made by a majority vote to a quorum consisting of directors who were not parties to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action suit or proceeding.

     The corporation will have the power to make further indemnification as provided under Florida law except to indemnify any person against gross negligence or willful misconduct.

     The corporation is further authorized to purchase and maintain insurance for indemnification of any person as provided herein and to the extent provided under Florida law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of this offering are estimated as follows:*

SEC Registration Fee........................................  $ 1,032
Blue Sky fees and expenses..................................    5,930
Transfer Agent and Registrar fees...........................    1,000
Printing and engraving expenses.............................   25,000
Legal fees and expenses.....................................   20,000
Accounting fees and expenses................................    1,500
Miscellaneous...............................................   10,000
                                                              -------
          Total.............................................  $64,462
                                                              =======

---------------

* All amounts other than the SEC registration fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Within the past three years, the Registrant sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:


                                NAMES OF
    SECURITIES SOLD            INVESTORS        CONSIDERATION RECEIVED    EXEMPTION FROM REGISTRATION
    ---------------            ---------        ----------------------    ---------------------------
1,718,400 Shares            6 Persons(1)(2)     $4,080 in cash and        Section 4(2) of the
of Common Stock                                 past services valued      Securities Act
                                                at $21,045

443,600 Shares of           47 Persons(3)       $110,900                  Section 3(b) of the
Common Stock                                                              Securities Act and Rule 504
                                                                          of Regulation D promulgated
                                                                          thereunder.

60,000 Shares of            3 Persons(4)        50,000 Shares of          Section 4(2) of the
Common Stock                                    Common Stock of R&R       Securities Act
                                                (Bordeaux)
                                                Imports,Inc.

38,000 Shares of            5 Persons(5)        $95,000                   Section 3(b) of the
Series A Preferred Stock                                                  Securities Act and Rule 504
                                                                          of Regulation D promulgated
                                                                          thereunder.


---------------


(1) The six persons who purchased the 1,722,400 shares of Common Stock are Robert K. Walker (488,400 shares), Euro Imperial Group, Ltd. (148,000 shares), Lucia & Tai Shing Chaw (222,000 shares), Paris International Holding Corp. (440,000 shares), Lui Hoa Xue (20,000 shares) and John W. Martin (400,000 shares). The offering of the shares purchased by the foregoing referenced six persons began on March 31, 1996 and ended on May 31, 1996. Each of the six persons was a sophisticated purchaser who by virtue of his/her personal relationship to the Company, or to a promoter of the Company, was able to obtain all information necessary to make an informed decision concerning an investment in the Company's shares.



(2) One of the six persons acquiring shares in this offering was John W. Martin who acquired 400,000 shares of Common Stock on or about May 31, 1996, in exchange for legal services rendered to the Company by the Law offices of John W. Martin, of which Mr. Martin is the sole proprietor. Such legal services included the rendering of general corporate advice, and preparing various corporate documents and plans, in connection with the formation and organization of the Company, the negotiation and preparation of various company agreements, including but not limited to the Company's agreements with its producers and distributors, and the rendering of advice, and the preparation of documents, in connection with the private and public offering of the Company's securities in accordance with applicable federal and state securities laws.



(3) The 47 persons who purchased 443,600 shares of Common Stock are Barbara Occhuzzi (12,000 shares), Filomena Gerasimchik (4,000 shares), Kristopher Walker (800 shares), Clorinda Gerasimchik (6,000 shares), Hilda Tornatta (4,000 shares), Nora Marin (4,000 shares), Violet Walker (800 shares), Shirley Ferguson (400 shares), Lee and Robin Still (400 shares), Elizabeth Schmale (800 shares), Ed and Gail Magdycz (2,000 shares), Carole Still (400 shares), Katie and Lauren Fisher (800 shares), Robert E. Friend III, Lee Friend, Michelle F. Edwards and Owen Kelly Feild (1,600 shares), Dorthy and Robert Friend (4,800 shares), Carolyn L. Blenner (6,000 shares), Robert H. Callis (4,000 shares), Bertrand Ross (20,000 shares), Thomas Dobson (10,000 shares), Bretharte Jones (22,000 shares), Amy Lampert (4,000 shares), John Fowler (20,000 shares), Gaynelle Ayers (20,000 shares), Ernest Sutton (20,000 shares), Diane Anders (10,000 shares), Robert Kerr (4,000 shares), Steven Powell (12,000 shares), Janet Courtney (2,000 shares), Charmeine Wiktor (2,000 shares), Regis and Sylvia Louchet (17,600 shares), Luis Ramos (2,000 shares), Edward Mojena (4,000 shares), Harry Newman (44,000 shares), Robert H. Walker (60,000 shares), Theresa Schopler (24,000 shares), Michael McDonnell (16,000 shares), Roy Bee (32,000 shares), Jonathan Smith (800 shares), Betty Lachman (20,000 shares), Jason Mistler (1,600 shares), Marcos Fiegler (6,400 shares), Jeannette Caissie (4,800 shares), John Gillespie (1,200 shares), James Schindel (4,000 shares), Mary Knaak (2,000 shares), Kristene Klein (400 shares) and Mark Warren (4,000 shares). The offering of the shares purchased by the foregoing referenced 47 persons began on June 14, 1996 and ended on March 31, 1997.



(4) The three persons who acquired the 60,000 shares of Common Stock are Robert
    K. Walker (10,000 shares), Regis Louchet (10,000 shares) and Jean Francis Louchet (40,000 shares). The offering of the shares purchased by the foregoing referenced three persons began and ended on March 31, 1997. Each of the three persons was a sophisticated purchaser who by virtue of his personal relationship to the Company, or to a promoter of the Company, was able to obtain all information necessary to make an informed decision concerning an investment in the Company's shares.



(5) The five persons who purchased 38,000 shares of Series A Preferred Stock are Phillipe F. Drefus (4,000 shares), C. Michael Fisher (16,000 shares), P. Tristan & Helene F. Bourgolgnie (2,000 shares), Euro Imperial Group, Ltd. (8,000 shares)and Edward Mojena (8,000 shares). The offering of the shares purchased by the foregoing referenced five persons began on August 1, 1997 and ended on October 30, 1997.


ITEM 27. EXHIBITS


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      1.1      Placement Agent Agreement
      1.2      Escrow Agreement by and between Cuidao Holding Corp. and
               Imperial Trust Company
      1.3      Warrant Agreement by and between Cuidao Holding Corp. and
               Florida Atlantic Stock Transfer*
      3.0      Amended and Restated Articles of Incorporation of Cuidao
               Holding Corp.*
      3.1      Bylaws of Cuidao Holding Corp.*
      4.0      Specimen Stock Certificate*
      5.0      Opinion of Law Offices of John W. Martin as to legality*
     10.0      Cuidao Holding Corp. 1997 Incentive Stock Option Plan*
     10.1      Cuidao Holding Corp. 1997 Directors' Stock Option Plan*
     10.2      Import and Distribution Agreement by and between Cuidao
               Holding Corp. and the People's Republic of China, Tsingtao
               Brewery No. 3 Co., Ltd.*
     10.3      Import and Distribution Agreement by and between Cuidao
               Holding Corp. and Cave du Vignoble Gursonnais*
     10.4      Import and Distribution Agreement by and between Cuidao
               Holding Corp. and Armadis*
     10.5      Import and Distribution Agreement by and between Cuidao
               Holding Corp. and Les Chais du Prevot*
     10.6      Import and Distribution Agreement by and between Cuidao
               Holding Corp. and Vignerons De Buzet*
     10.7      Import and Distribution Agreement by and between Cuidao
               Holding Corp. and Godet Freres*
     10.8      Form of Lock-Up Agreement by and between the Cuidao Holding
               Corp., West America Securities Corp. and certain
               shareholders of Cuidao Holding Corp.*
     10.9      Form of Promotional Share Lock-In Agreement by and between
               Cuidao Holding Corp. and certain shareholders of Cuidao
               Holding Corp.*
     24.0      Consent of Baum & Company, independent certified public
               accountants
     24.1      Consent of Law Offices of John W. Martin (included in
               Exhibit 5.0)*
     27.0      Financial Data Schedule


---------------


 *  Previously filed.

ITEM 28. UNDERTAKINGS

  A. Undertaking pursuant to Rule 415.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

  B. Undertaking in respect of indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Ft. Lauderdale, State of Florida, on the 2nd day of March, 1998.


                                          CUIDAO HOLDING CORP.

                                               /s/  C. MICHAEL FISHER

                                          --------------------------------------
                                                    C. Michael Fisher
                                           Chairman of the Board and President

                                              /s/  FRANCIS X. SCANLAN

                                          --------------------------------------
                                                    Francis X. Scanlan
                                                 Chief Financial Officer
                                              (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


                   SIGNATURE                                  TITLE                      DATE
                   ---------                                  -----                      ----

             /s/ C. MICHAEL FISHER                   Chairman of the Board,            March 2, 1998
-----------------------------------------------      President and Director
               C. Michael Fisher

             /s/ EDWARD L. MAGDYCZ                   Secretary and Director            March 2, 1998
-----------------------------------------------
               Edward L. Magdycz

             /s/ FRANCIS J. HORNIK                   Director                          March 2, 1998
-----------------------------------------------
               Francis J. Hornik